File No. 811-8272

     As filed with the Securities and Exchange Commission on April 30, 1998

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-1A
                             REGISTRATION STATEMENT
                    UNDER THE INVESTMENT COMPANY ACT OF 1940
                                AMENDMENT NO. 6

                        DIVERSIFIED INVESTORS PORTFOLIOS
               (Exact Name of Registrant as Specified in Charter)

                   Four Manhattanville Road, Purchase, New York 10577
                    (Address of Principal Executive Offices)

        Registrant's Telephone Number, including Area Code: 914-697-8000

                             Robert F. Colby, Esq.
                     Diversified Investment Advisors, Inc.
                            Four Manhattanville Road
                            Purchase, New York 10577
                    (Name and Address of Agent for Service)

                                    Copy to:
                             Roger P. Joseph, Esq.
                                Bingham Dana LLP
                               150 Federal Street
                          Boston, Massachusetts 02110



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                                EXPLANATORY NOTE


      Beneficial interests in the Registrant are not registered under the Securities Act of 1933, as amended (the "1933 Act"), because such interests are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may be made only by investment companies, common or commingled trust funds or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.




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                                     PART A


      Responses to Items 1 through 3 and 5A have been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.


Item 4.  General Description of Registrant.

      Diversified Investors Portfolios (the "Trust") currently consists of the following separate series (each a "Portfolio" and collectively the "Portfolios"): Money Market Portfolio; High Quality Bond Portfolio; Intermediate Government Bond Portfolio; Government/Corporate Bond Portfolio; High-Yield Bond Portfolio; Balanced Portfolio; Equity Income Portfolio; Equity Value Portfolio; Growth & Income Portfolio; Equity Growth Portfolio; Special Equity Portfolio; Aggressive Equity Portfolio; and International Equity Portfolio. Diversified Investment Advisors, Inc. ("Diversified" or the "Adviser") is the investment adviser of each of the Portfolios. Diversified employs one or more investment subadvisers ("Subadvisers") to perform the daily management of each Portfolio's securities. Diversified provides general supervision of the Subadvisers subject to the policies set by the Trust's Board of Trustees.

      The Trust is a diversified, open-end management investment company which was organized as a trust under the laws of the State of New York on September 1, 1993. Beneficial interests in the Portfolios are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the U.S. Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolios may be made only by investment companies, common or commingled trust funds or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.


INVESTMENT OBJECTIVES AND POLICIES:

INVESTMENT OBJECTIVES

      The investment objective of the MONEY MARKET PORTFOLIO is to provide liquidity and as high a level of current income as is consistent with the preservation of capital.

      The investment objective of the HIGH QUALITY BOND PORTFOLIO is to provide a high risk-adjusted return while focusing on the preservation of capital.

      The investment objective of the INTERMEDIATE GOVERNMENT BOND PORTFOLIO is to provide as high a level of current income as is consistent with the preservation of capital.

      The investment objective of the GOVERNMENT/CORPORATE BOND PORTFOLIO is to achieve a maximum total return.

      The investment objective of the HIGH-YIELD BOND PORTFOLIO is to provide a high level of current income.


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      The investment objective of the BALANCED PORTFOLIO is to provide a high total investment return through investment in a balanced portfolio of stocks, bonds and money market instruments.

      The investment objective of the EQUITY INCOME PORTFOLIO is to provide a high level of current income through investment in a diversified portfolio of common stocks with relatively high current yields; capital appreciation is a secondary objective.

      The investment objective of the EQUITY VALUE PORTFOLIO is to provide a high total investment return through investment primarily in a diversified portfolio of common stocks.

      The investment objective of the GROWTH & INCOME PORTFOLIO is to provide capital appreciation and current income.

      The investment objective of the EQUITY GROWTH PORTFOLIO is to provide a high level of capital appreciation through investment in a diversified portfolio of common stocks with a potential for above-average growth in earnings; current income is a secondary objective.

      The investment objective of the SPECIAL EQUITY PORTFOLIO is to provide a high level of capital appreciation through investment in a diversified portfolio of common stocks of small to medium size companies.

      The investment objective of the AGGRESSIVE EQUITY PORTFOLIO is to provide a high level of capital appreciation primarily through investing in a diversified portfolio of common stocks.

      The investment objective of the INTERNATIONAL EQUITY PORTFOLIO is to provide a high level of long-term capital appreciation through investment in a diversified portfolio of securities of foreign issuers.

      The investment objective of each Portfolio may be changed without investor approval. Of course, there can be no assurance that any Portfolio will achieve its investment objective.

INVESTMENT POLICIES

      MONEY MARKET PORTFOLIO. The Money Market Portfolio invests primarily in high quality, short-term money market instruments. These instruments include short-term U.S. government obligations, corporate bonds, bank obligations (including certificates of deposit, bankers' acceptances and fixed time obligations), commercial paper and other short-term debt obligations and repurchase agreements.

      The Portfolio complies with industry regulations applicable to money market funds. These regulations require that the Portfolio's investments mature or be deemed to mature within 397 days from the date of acquisition, that the average maturity of the Portfolio's investments (on a dollar-weighted basis) be 90 days or less, and that all of the Portfolio's investments be in U.S. dollar-denominated high quality securities which have been determined by the Portfolio to present minimal credit risks. The Portfolio reserves the right to concentrate 25% or more of its total assets in domestic bank obligations. Investments in high quality, short-term instruments may, in many circumstances, result in a lower yield than would be available from investments in instruments with a lower quality or a longer term.


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      Unlike many money market funds, the Portfolio does not declare dividends on a daily basis. Undeclared investment income may cause the Portfolio's net asset value to fluctuate.

      Capital Management Group ("Capital") currently is the Subadviser of the Money Market Portfolio.

      HIGH QUALITY BOND PORTFOLIO. The High Quality Bond Portfolio invests at least 65% of its assets under normal circumstances in high quality debt securities with short and intermediate maturities (including repurchase agreements and reverse repurchase agreements). The Portfolio's duration generally is between one and three years. Duration is a way of measuring the Portfolio's overall sensitivity to interest rate fluctuations. The dollar-weighted average maturity of the Portfolio generally will not exceed three years under normal circumstances. Individual securities held by the Portfolio may have longer maturities. Short-term debt securities generally fluctuate less in price, and have lower yields, than longer-term securities of comparable quality.

      The Portfolio considers high quality debt securities to be those rated A or better by Standard & Poor's or A3 or better by Moody's and securities of comparable quality as determined by the Portfolio's advisers. Ratings are described in Part B of this Registration Statement. Investments in higher quality instruments may result in a lower yield than would be available from investments in lower quality instruments.

      Merganser Capital Management Corporation currently is the Subadviser to the High Quality Bond Portfolio.

      INTERMEDIATE GOVERNMENT BOND PORTFOLIO. The Intermediate Government Bond Portfolio invests in U.S. government obligations and high quality, short-term obligations (including repurchase agreements and reverse repurchase agreements). Under normal circumstances the Portfolio invests at least 65% of its assets in U.S. government obligations and repurchase agreements secured by U.S. government obligations. U.S. government obligations are issued or guaranteed as to principal and interest by the U.S. government or one of its agencies or instrumentalities. Some obligations of U.S. government agencies and instrumentalities are supported by the "full faith and credit" of the United States, others by the right of the issuer to borrow from the U.S. Treasury, and others only by the credit of the agency or instrumentality. The Portfolio also invests in mortgage-backed securities backed by pass-through certificates issued or guaranteed by the U.S. government or its agencies. ALTHOUGH THE PORTFOLIO INVESTS IN U.S. GOVERNMENT OBLIGATIONS, AN INVESTMENT IN THE PORTFOLIO IS NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT.

      The Portfolio's duration generally is between one and five years, and its dollar-weighted average maturity generally is between three and five years (and does not exceed ten years) under normal circumstances. The Portfolio may invest in securities with maturities of as much as 30 years.

      Capital currently is the Subadviser to the Intermediate Government Bond Portfolio.

      GOVERNMENT/CORPORATE BOND PORTFOLIO. The Government/Corporate Bond Portfolio invests in investment grade debt securities, U.S. government obligations (including U.S. government agency and instrumentality obligations and collateralized mortgage obligations guaranteed by these agencies and instrumentalities), and high quality short-term obligations (including

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repurchase agreements and reverse repurchase agreements). Under normal circumstances the Portfolio invests at least 65% of its assets in U.S. government securities, corporate bonds and short-term instruments.

      Investment grade debt securities carry a rating of at least BBB from Standard & Poor's or Baa from Moody's or are of comparable quality as determined by the Portfolio's advisers. The Portfolio also invests in securities of foreign issuers.

      The Portfolio's duration generally is between three and ten years, and its dollar-weighted average maturity generally is between five and fifteen years (and does not exceed thirty years) under normal circumstances. While longer-term securities tend to have higher yields than short-term securities, they are subject to greater price fluctuations as a result of interest rate changes and other factors.

      Capital currently is the Subadviser to the Government/Corporate Bond Portfolio.

      HIGH-YIELD BOND PORTFOLIO. The High-Yield Bond Portfolio invests at least 65% of its assets under normal circumstances in high-yielding, income producing debt securities, such as debentures and notes, and preferred stocks, including convertible and zero coupon securities. The Portfolio may invest in equity securities, including common stocks, warrants and rights. The Portfolio may invest all or a substantial portion of its assets in lower-rated debt securities, commonly referred to as "junk bonds." Investing in junk bonds is an aggressive approach to income investing. Investors should carefully consider the special risks of investing in this Portfolio. See "Risk Considerations."

      Delaware Investment Advisers currently is the Subadviser to the High-Yield Bond Portfolio.

      BALANCED PORTFOLIO. The Balanced Portfolio invests in a managed mix of common and preferred stocks (and their equivalents including American Depositary Receipts), debt securities and commercial paper of U.S. corporations, U.S. government securities and bank obligations. The Portfolio varies the percentage of assets invested in any one type of security in accordance with its advisers' interpretation of economic and market conditions, fiscal and monetary policy, and underlying securities values. Under normal circumstances, approximately 60% of the Portfolio's assets will be invested in equity securities and 40% of the Portfolio's assets will be invested in fixed income securities (at least 25% of which will be invested in fixed-income senior securities, including debt securities and preferred stock). In selecting common stocks, emphasis is placed on investing in established companies. Most of the Portfolio's non-convertible long-term debt investments consist of investment grade securities (those rated BBB or better by Standard & Poor's or Baa or better by Moody's) and those of equivalent quality as determined by the Portfolio's advisers. Less than 5% of the Portfolio's investments consist of securities rated BBB by Standard & Poor's or Baa by Moody's. These ratings are described in the Part B of this Registration Statement.

      Institutional Capital Corporation currently is the Subadviser to the Balanced Portfolio.

      EQUITY INCOME PORTFOLIO. The Equity Income Portfolio invests primarily in stocks of companies which, in the opinion of the Portfolio's advisers, are fundamentally sound financially and which pay relatively high dividends on a consistent basis.

      Asset Management Group currently is the Subadviser to the Equity Income Portfolio.


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      EQUITY VALUE PORTFOLIO. The Equity Value Portfolio invests primarily in stocks of companies which, in the opinion of the Portfolio's advisers, are trading at low valuations relative to market and/or historical levels. These stocks tend to have relatively low price/earnings ratios and/or relatively low price/book value ratios. Low price/earnings ratios or price/book value ratios mean that the stock is less expensive than average relative to the company's earnings or book value, respectively.

      Ark Asset Management Co., Inc. ("Ark") currently is the Subadviser to the Equity Value Portfolio.

      GROWTH & INCOME PORTFOLIO. The Growth & Income Portfolio invests primarily in a diversified portfolio of securities selected in large part for their potential to generate long term capital appreciation. The Portfolio also may select securities based on their potential to generate current income. The Portfolio emphasizes securities of growing, financially stable and undervalued companies. This Portfolio attempts to achieve more capital appreciation than an income fund and less price volatility than a growth fund.

      Putnam Advisory Company, Inc. currently is the Subadviser to the Growth & Income Portfolio.

      In selecting investments, the Equity Income, Equity Value and Growth & Income Portfolios emphasize common stocks and preferred stocks listed on the New York Stock Exchange and on other national securities exchanges and, to a lesser extent, stocks that are traded over-the-counter.

      EQUITY GROWTH PORTFOLIO. The Equity Growth Portfolio invests primarily in a diversified portfolio of common stocks, of companies with potential for above average growth in earnings and dividends. As a fundamental policy that cannot be changed without investor approval, under normal circumstances, at least 65% of the assets of the Portfolio are invested in equity securities. The Portfolio emphasizes common and preferred stocks listed on the New York Stock Exchange and other national securities exchanges and, to a lesser extent, stocks that are traded over-the-counter. Multiple managers are used to control the volatility often associated with growth funds.

      Dresdner RCM Global Investors LLC and Montag & Caldwell, Inc. currently are the Subadvisers to the Equity Growth Portfolio.

      SPECIAL EQUITY PORTFOLIO. The Special Equity Portfolio invests primarily in a diversified portfolio of stocks of small to medium size companies which, in the opinion of the Portfolio's advisers, present an opportunity for significant increases in earnings, revenue and/or value, without consideration for current income. The Special Equity Portfolio emphasizes common stocks of U.S. companies with market capitalizations of less than $1 billion. Investing in securities of smaller companies involves special risks. Multiple managers are used to control the volatility often associated with investments in companies of this size. Investors should carefully consider the risks of investing in the Special Equity Portfolio. See "Risk Considerations".

      The Special Equity Portfolio currently has four Subadvisers: Ark; Liberty Investment Management; Pilgrim Baxter & Associates, Ltd.; and Westport Asset Management, Inc.


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      AGGRESSIVE EQUITY PORTFOLIO. The Aggressive Equity Portfolio invests primarily in high growth companies without regard to market capitalization. The Portfolio seeks to invest in companies which present an opportunity for significant increases in earnings, revenue and/or value, without consideration for current income, to achieve excess market returns relative to its benchmark, the Russell 2000 Growth Index. The Portfolio also emphasizes stocks of companies with consistent, above-average and accelerating profitability and growth. The investment characteristics, such as price-to-earnings ratio, of the Portfolio can undergo major changes at any time. As a result, the price of shares of this fund may be very volatile.

      McKinley Capital Management, Inc. currently is the Subadviser to the Aggressive Equity Portfolio.

      INTERNATIONAL EQUITY PORTFOLIO. The International Equity Portfolio invests primarily in foreign securities, meaning securities of issuers that, in the opinion of the Portfolio's advisers, have their principal activities outside the United States or whose securities are traded primarily outside the United States. Under normal circumstances, at least 65% of the Portfolio's assets are invested in equity securities of issuers in at least three countries other than the United States. The Portfolio invests most of its assets in securities of issuers in Canada, Australia and developed countries in Europe and the Far East. The Portfolio may invest up to 10% of its assets in securities of issuers in developing countries. The Portfolio may also invest in any type or quality of debt securities, including lower-rated securities, and may enter into forward currency exchange contracts solely for hedging purposes. See "Risk Considerations".

      Capital Guardian Trust Company currently is Subadviser to the International Equity Portfolio.

      Each of the Equity Income, Equity Value, Growth & Income, Equity Growth, Special Equity Agressive Equity and International Equity Portfolios may also invest in bonds and short-term obligations as well as securities convertible into common stocks, preferred stocks, debt securities and short-term obligations. See "Additional Investment Policies" below.

ADDITIONAL INVESTMENT POLICIES

      FOREIGN SECURITIES. Each Portfolio may invest a portion of its assets in foreign securities. The International Equity Portfolio will invest a substantial portion of its assets in foreign securities. Investing in foreign securities involves risks in addition to those of investing in U.S. securities. These risks are heightened for investments in securities of issuers in developing countries. See "Risk Considerations."

      TEMPORARY INVESTMENTS. During periods of unusual economic or market conditions or for temporary defensive purposes or liquidity, each Portfolio may invest without limit in cash and in U.S. dollar-denominated high quality money market and short-term instruments. In addition, the International Equity Portfolio may invest in foreign currencies. These investments may result in a lower yield than would be available from investments with a lower quality or longer term.

      OTHER PERMITTED INVESTMENTS. For more information regarding the Portfolios' permitted investments and investment practices, see "Permitted Investments and Investment Practices" below. The Portfolios will not necessarily invest or engage in each of the investments and investment

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practices listed in the "Permitted Investments and Investment Practices" but
reserve the right to do so. The Money Market Portfolio will invest or engage in the investments and investment practices listed in the "Permitted Investments and Investment Practices" section only to the extent consistent with industry regulations applicable to money market funds.

      INVESTMENT RESTRICTIONS. Part B of this Registration Statement contains a list of specific investment restrictions which govern the investment policies of the Portfolios. Under its investment restrictions, each Portfolio may borrow money and enter into reverse repurchase agreements in an amount not to exceed 331/3% of the Portfolio's assets (including the borrowing) less liabilities (not including the borrowing). Except as otherwise noted, the Portfolios' investment objectives and policies may be changed without investor approval. If a percentage or rating restriction (other than a restriction as to borrowing) is adhered to at the time an investment is made, a later change in percentage or rating resulting from changes in a Portfolio's securities is not a violation of policy.

      PORTFOLIO TURNOVER. Securities of a Portfolio are sold whenever the Portfolio's advisers believe it is appropriate to do so in light of the Portfolio's investment objective, without regard to the length of time a particular security may have been held. See "Brokerage Allocation and Other Practices" in Part B for the turnover rates for each Portfolio. The amount of brokerage commissions and realization of taxable capital gains will tend to increase as the level of portfolio activity increases.

      BROKERAGE TRANSACTIONS. The primary consideration in placing each Portfolio's securities transactions with broker-dealers for execution is to obtain and maintain the availability of execution at the most favorable prices and in the most effective manner possible. A Portfolio may execute brokerage or other agency transactions through an investment adviser of the Portfolio. These entities may be paid for these transactions.

RISK CONSIDERATIONS

      The risks of investing in each Portfolio vary depending upon the nature of the securities held, and the investment practices employed, on its behalf. Certain of these risks are described in this section.

      CHANGES IN NET ASSET VALUE. Each Portfolio's net asset value will fluctuate based on changes in the values of its underlying portfolio securities. Equity securities fluctuate in response to general market and economic conditions and other factors, including actual and anticipated earnings, changes in management, political developments and the potential for takeovers and acquisitions. The value of debt securities generally goes down when interest rates go up, and up when interest rates go down. Changes in interest rates will generally cause larger changes in the prices of longer-term securities than in the prices of shorter-term securities. Prices of debt securities also fluctuate based on changes in the actual and perceived creditworthiness of issuers. The prices of lower-rated securities often fluctuate more than those of higher-rated securities.

      CREDIT RISK OF DEBT SECURITIES. Investors should be aware that securities offering above-average yields may involve above-average risks. It is possible that some issuers will not make payments on debt securities held by a Portfolio.

      Lower-rated debt securities, generally referred to as "junk bonds", usually are defined as securities rated BB or lower by Standard & Poor's or Ba

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or lower by Moody's. See Part B of this Registration Statement for more information on ratings. Lower-rated debt securities are considered speculative and involve greater volatility of price and greater risk of loss than higher-rated securities due to changes in creditworthiness and ability to pay. In adverse economic or other circumstances, issuers of these securities are more likely to have difficulty making principal and interest payments than issuers of higher grade obligations. A Portfolio may incur additional expenses to the extent that is it required to seek recovery upon a default in the payment of lower-rated debt security. The values of lower-rated debt securities tend to reflect individual corporate developments or adverse economic changes to a greater extent than higher-rated securities, which react primarily to fluctuations in the general level of interest rates. Periods of economic uncertainty and changes generally result in increased volatility in the market prices of such securities, and thus in a Portfolio's net asset value.

      In the event of default, lower-rated debt securities are frequently subordinated to the prior payment of senior indebtedness and are traded in markets that may be relatively less liquid that the market for higher-rated securities. Under adverse market or economic conditions or in the event of adverse changes in the financial condition of the issuer, a Portfolio may find it more difficult to sell these securities when it may be advisable to do so or may be able to sell these securities only at prices lower than if the securities were more widely held.

      FOREIGN SECURITIES. In general, investments in foreign securities entail risks relating to political, social and economic developments abroad. There are also risks from the differences between the regulations to which U.S. and foreign issuers and markets are subject. These risks may include expropriation, confiscatory taxation, withholding taxes on dividends and interest, limitations on the use or transfer of portfolio assets and political or social instability. Asserting legal rights and claims may be difficult, costly and slow in foreign countries. In addition, foreign companies may be subject to accounting standards or governmental supervision less extensive than in the U.S., resulting in less public information about their operations.

      Foreign markets may be less liquid and more volatile than U.S. markets, and may offer less protection to investors such as the Portfolios. Prices at which a Portfolio may acquire securities may be affected by persons trading with material non-public information and by brokers effecting securities transactions in anticipation of transactions by the Portfolios. In addition, costs of trading may be higher than those in the U.S., due to the differing compensation and commission structures in foreign securities markets.

      Equity securities traded in certain foreign countries may trade at price-earnings multiples higher than those of comparable companies trading on securities markets in the United States. These multiples may not be sustainable. Rapid increases in money supply in certain countries may result in speculative investment in equity securities which may contribute to volatility of trading markets.

      Because foreign securities often trade in currencies other than the U.S. dollar, changes in currency exchange rates will affect a Portfolio's net asset value, the value of dividends and interest earned and gains and losses realized on the sale of securities. In addition, some foreign currency values may be volatile and there is the possibility of governmental controls on currency exchanges or governmental intervention in currency markets.

       The costs attributable to foreign investing, such as the costs of maintaining custody of securities in foreign countries, frequently are higher than those involved in U.S. investing. As a result, the operating expense ratios of the Portfolios may be higher than those of investment companies investing exclusively in U.S. securities.


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      The Equity Income, Equity Value, Growth & Income, Equity Growth, Special
Equity, Agressive Equity and in particular the International Equity Portfolio, may invest in issuers located in developing countries, which are generally defined as countries in the initial stages of their industrialization cycles with low per capita income. All of the risks of investing in foreign securities are heightened by investing in developing countries. Historical experience indicates that the markets of developing countries have been more volatile than the markets of developed countries with more mature economies; these markets often have provided wider fluctuations in rates of return, and greater risks, to investors.

      SMALLER COMPANIES. Investors in the Equity Income, Equity Value, Growth & Income, Equity Growth, Agressive Equity, International Equity Portfolios and particularly the Special Equity Portfolio, should be aware that the securities of companies with small market capitalizations may have more risks than the securities of other companies. Smaller companies may be more susceptible to market downturns or setbacks because they may have limited product lines, markets, distribution channels, and financial and management resources. There is often less publicly available information about smaller companies than about more established companies. As a result, the prices of securities issued by smaller companies may be volatile. Interests in the Equity Income, Equity Value, Growth & Income, Equity Growth, Agressive Equity, International Equity Portfolios and particularly the Special Equity Portfolio, may fluctuate in value more than those of an equity fund with more investments in larger, more established companies.

      INVESTMENT PRACTICES. Certain of the investment practices employed for the Portfolios may entail certain risks. These risks are in addition to the risks described above and are described in "Permitted Investments and Investment Practices" below.

PERMITTED INVESTMENTS AND INVESTMENT PRACTICES

      U.S. TREASURY OBLIGATIONS. U.S. Treasury obligations include bills, notes and bonds issued by the U.S. Treasury and separately traded interest and principal component parts of these obligations that are transferable through the Federal book-entry system known as Separately Traded Registered Interest and Principal Securities (STRIPS). STRIPS are sold as zero coupon securities. These securities are usually structured with two classes that receive different portions of the interest and principal payments from the underlying obligation. The yield to maturity on the interest-only class is extremely sensitive to the rate of principal payments on the underlying obligation. The market value of the principal-only class generally is unusually volatile in response to changes in interest rates. See "Zero Coupon Securities" for more information.

      U.S. GOVERNMENT AGENCIES. Certain Federal agencies such as the Government National Mortgage Association (GNMA) have been established as instrumentalities of the U.S. government to supervise and finance certain types of activities. Issues of these agencies, while not direct obligations of the U.S. government, are either backed by the full faith and credit of the United States (e.g., GNMA) or supported by the issuing agencies' right to borrow from the Treasury. The issues of other agencies are supported only by the credit of the instrumentality (e.g., Federal National Mortgage Association).

      RECEIPTS. Receipts are interests in separately traded interest and principal component parts of U.S. Treasury obligations that are issued by banks and brokerage firms and are created by depositing U.S. Treasury obligations

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into a special account at a custodian bank. The custodian holds the interest and principal payments for the benefit of the registered owners of the certificates or receipts. Receipts include Treasury Receipts (TRs), Treasury Investment Growth Receipts (TIGRs) and Certificates of Accrual on Treasury Securities (CATS). TRs, TIGRs, and CATS are sold as zero coupon securities.

      ZERO COUPON SECURITIES. A zero coupon security pays no interest or principal to its holder during its life. A zero coupon security is sold at a discount, frequently substantial, and redeemed at face value at its maturity date. The market prices of zero coupon securities are generally more volatile than the market prices of securities of similar maturity that pay interest periodically, and zero coupon securities are likely to react more to interest rate changes than non-zero coupon securities with similar maturity and credit qualities.

      BANK OBLIGATIONS. Bank obligations include certificates of deposit, time deposits (including Eurodollar time deposits) and bankers' acceptances and other short-term debt obligations issued by domestic banks, foreign subsidiaries or foreign branches of domestic banks, domestic and foreign branches of foreign banks, domestic savings and loan associations and other banking institutions. The Portfolios have established certain minimum credit quality standards for bank obligations in which they invest.

      BANKERS' ACCEPTANCES. A banker's acceptance is a bill of exchange or time draft drawn on and accepted by a commercial bank. It is used by corporations to finance the shipment and storage of goods and to furnish dollar exchange. Maturities are generally six months or less.

      CERTIFICATES OF DEPOSIT. A certificate of deposit is a negotiable interest-bearing instrument with a specific maturity. Certificates of deposit are issued by banks and savings and loan institutions in exchange for the deposit of funds and normally can be traded in the secondary market prior to maturity.

      TIME DEPOSITS. A time deposit is a non-negotiable receipt issued by a bank in exchange for the deposit of funds. Like a certificate of deposit, it earns a specified rate of interest over a definite period of time; however, it cannot be traded in the secondary market. Time deposits with a withdrawal penalty are considered to be illiquid securities.

      COMMERCIAL PAPER. Commercial paper is the term used to designate unsecured short-term promissory notes issued by corporations and other entities. Maturities on these issues vary from one to 270 days.

      MONEY MARKET FUNDS. A money market fund is a mutual fund that limits its investments to high quality money market instruments with a weighted average maturity of 90 days or less. Consistent with applicable regulations the Portfolios may not invest more than certain percentages of their assets in other mutual funds. Investing in other mutual funds causes investors to bear not only Portfolio expenses, but also expenses of the underlying mutual funds.

      VARIABLE AND FLOATING RATE INSTRUMENTS. Certain obligations may carry variable or floating rates of interest and may involve a conditional or unconditional demand feature permitting the holder to demand payment of principal at any time or at specified intervals. These obligations may include variable amount master demand notes. Such instruments bear interest at rates which are not fixed, but which vary with changes in specified market rates or indices, such as a Federal Reserve composite index. A demand instrument with a demand notice period exceeding seven days may be considered illiquid if there is no secondary market for such security. The interest rate on these securities may be reset daily, weekly, quarterly, or some other reset period and may have a floor or ceiling on interest rate charges. There is a risk that the current interest rate on such obligations may not accurately reflect existing market interest rates.

      REPURCHASE AGREEMENTS. A repurchase agreement is an agreement where a person buys a security and simultaneously commits to sell the security to the seller at an agreed upon price (including principal and interest) on an agreed upon date within a number of days from the date of purchase. A Portfolio bears a risk of loss in the event the other party defaults on its obligations and the Portfolio is delayed or prevented from its right to dispose of the collateral securities or if the Portfolio realizes a loss on the sale of the collateral securities. Certain Portfolios may, together with other registered investment companies managed by those Portfolio's Subadvisers or their affiliates, transfer uninvested cash balances into a single joint account, the daily aggregate balance of which will be invested in one or more repurchase agreements.

      REVERSE REPURCHASE AGREEMENTS. Reverse repurchase agreements involve the sale of securities held by a Portfolio and the agreement by the Portfolio to repurchase the securities at an agreed-upon price, date and interest payment. When a Portfolio enters into reverse repurchase transactions, securities of a dollar amount equal in value to the securities subject to the agreement will be maintained in a segregated account with the Portfolio's custodian. The segregation of assets could impair the Portfolio's ability to meet its current obligations or impede investment management if a large portion of the Portfolio's assets are involved. Reverse repurchase agreements are considered to be a form of borrowing.

      MORTGAGE-BACKED SECURITIES. The Portfolios may purchase mortgage-backed securities issued or guaranteed as to payment of principal and interest by the U.S. government or one of its agencies and backed by the full faith and credit of the U.S. government, including direct pass-through certificates of GNMA, as well as mortgage-backed securities for which principal and interest payments are backed by the credit of particular agencies of the U.S. government. Mortgage-backed securities are generally backed or collateralized by a pool of mortgages. These securities are sometimes called collateralized mortgage obligations or CMOs.

      Even if the U.S. government or one of its agencies guarantees principal and interest payments of a mortgage-backed security, the market price of a mortgage-backed security is not insured and may be subject to market volatility. When interest rates decline, mortgage-backed securities experience higher rates of prepayment because the underlying mortgages are refinanced to take advantage of the lower rates. Thus, prices of mortgage-backed securities may not increase as much as prices of other debt obligations when interest rates decline, and mortgage-backed securities may not be an effective means of locking in a particular interest rate. In addition, any premium paid for a mortgage-backed security may be lost when it is prepaid. When interest rates increase, mortgage-backed securities experience lower rates of prepayment. This has the effect of lengthening the expected maturity of a mortgage-backed security. As a result, prices of mortgage-backed securities may decrease more than prices of other debt obligations when interest rates increase.

      Additionally mortgage-backed securities are also subject to maturity extension risk, that is, the possibility that rising interest rates may cause prepayments to occur at a slower than expected rate. This particular risk may effectively convert a security that was considered short or intermediate-term at the time of purchase into a long-term security. Long-term securities generally fluctuate more widely in response to changes in interest rates than short or intermediate-term securities. Thus, a rising interest rate would not only likely decrease the value of a Portfolio's securities, but would also increase the inherent volatility of the Portfolio by effectively converting short term debt instruments into long term debt instruments.

      FORWARD COMMITMENTS OR PURCHASES ON A WHEN-ISSUED BASIS. Forward commitments or purchases of securities on a when-issued basis are transactions where the price of the securities is fixed at the time of commitment and the delivery and payment ordinarily takes place beyond customary settlement time. The interest rate realized on these securities is fixed as of the purchase date and no interest accrues to the buyer before settlement. The securities are subject to market fluctuation due to changes in market interest rates; the securities are also subject to fluctuation in value pending settlement based upon public perception of the creditworthiness of the issuer of these securities.

      YANKEE BONDS AND EURODOLLAR BONDS. Yankee bonds are U.S. dollar denominated bonds issued in the United States market by foreign issuers and are subject to the regulations of the Securities and Exchange Commission. Eurodollar bonds are fixed income securities that are denominated in U.S. dollars, underwritten by an international syndicate and sold to foreign investors. U.S.-based investors may purchase eurodollar bonds in the secondary market after a seasoning period. Eurodollar bonds are not subject to regulation by the Securities and Exchange Commission.

      ASSET-BACKED SECURITIES. The Portfolios may invest in corporate asset-backed securities. These securities, issued by trusts and special purpose corporations, are backed by a pool of assets, such as credit card or automobile loan receivables, representing the obligations of a number of different parties. Corporate asset-backed securities present certain risks. For instance, in the case of credit card receivables, these securities may not have the benefit of any security interest in the related collateral.

      STANDBY COMMITMENTS. A security purchased subject to a standby commitment may be sold at a fixed price prior to maturity and may be sold at any time at market rates. A premium may be paid for a standby commitment and will have the effect of reducing the yield otherwise payable on the underlying security.

      GUARANTEED INVESTMENT CONTRACTS (GIC). A GIC is a contract between an insurance company and, generally, an institutional investor that guarantees the investor a specified interest rate for a specific period and the return of the investor's principal.

      COMMON AND PREFERRED STOCK. Common stocks are generally more volatile than other securities. Preferred stocks share some of the characteristics of both debt and equity investments and are generally preferred over common stocks with respect to dividends and in liquidation.

      CONVERTIBLE SECURITIES. Convertible securities have characteristics similar to both fixed income and equity securities. Because of the conversion feature, the market value of convertible securities tends to move together with the market value of the underlying stock. The value of convertible securities is also affected by prevailing interest rates, the credit quality of the issuer, and any call provisions. Convertible securities include both debt obligations and preferred stock.

      AMERICAN, EUROPEAN AND CONTINENTAL DEPOSITARY RECEIPTS. American Depositary Receipts (ADRs) are securities, typically issued by a U.S. financial institution, that evidence ownership interests in a security or a pool of securities issued by a foreign issuer. European Depositary Receipts and shares
(EDRs), which are sometimes referred to as Continental Depositary Receipts and shares (CDRs), are securities, typically issued by a foreign financial institution, that evidence ownership interests in a security or a pool of securities issued by either a U.S. or foreign issuer. ADRs, EDRs and CDRs may be available for investment through "sponsored" or "unsponsored" facilities. A sponsored facility is established jointly by the issuer of the security underlying the receipt and a depositary, whereas an unsponsored facility may be established by a depositary without participation by the issuer of the receipt's underlying security. Holdings of an unsponsored depositary receipt generally bear all the costs of the unsponsored facility and the depositary of an unsponsored facility frequently is under no obligation to distribute shareholder communications received from the issuer of the deposited security or to pass voting rights through to the holders of the receipts in respect of the deposited securities. Investments in securities of foreign issuers (including ADRs, EDRs and CDRs) are subject to special risks. See "Risk Considerations."

      FOREIGN CURRENCY TRANSACTIONS. Forward currency exchange contracts may be entered into for each Portfolio for the purchase or sale of foreign currency to hedge against adverse rate changes or otherwise to achieve the Portfolio's investment objectives. A currency exchange contract allows a definite price in dollars to be fixed for securities of foreign issuers that have been purchased or sold (but not settled) for the Portfolio.

      Each Portfolio may also enter into proxy hedges and cross hedges. In a proxy hedge, which generally is less costly than a direct hedge, a Portfolio, having purchased a security, will sell a currency whose value is believed to be closely linked to the currency in which the security is denominated. Interest rates prevailing in the country whose currency was sold would be expected to be closer to those in the U.S. and lower than those of securities denominated in the currency of the original holding. This type of hedging entails greater risk than a direct hedge because it is dependent on a stable relationship between the two currencies paired as proxies and the relationships can be very unstable at times. A Portfolio may enter into a cross hedge if a particular currency is expected to decrease against another currency. The Portfolio would sell the currency expected to decrease and purchase a currency which is expected to increase against the currency sold in an amount equal to some or all of the Portfolio's holdings denominated in the currency sold.

      Entering into exchange contracts may result in the loss of all or a portion of the benefits which otherwise could have been obtained from favorable movements in exchange rates. In addition, entering into such contracts means incurring certain transaction costs and bearing the risk of incurring losses if rates do not move in the direction anticipated.

      WARRANTS. A warrant is an instrument issued by a corporation which gives the holder the right to subscribe to a specified amount of the corporation's capital stock at a set price for a specified period of time. Each Portfolio may invest up to 5% of its net assets in warrants, except that this limitation does not apply to warrants acquired in units or attached to securities. Included in this limitation, but not to exceed 2% of the Portfolio's net assets, may be warrants not listed on the New York Stock Exchange or American Stock Exchange.

      SECURITIES LENDING. Consistent with applicable regulatory requirements and in order to generate additional income, each Portfolio may lend securities to broker-dealers and other institutional borrowers. The Portfolio must be able to terminate the loan at any time and the loan must be continuously secured by collateral (usually cash or U.S. government securities) in an amount not less than the market value, determined daily, of the securities loaned. It is intended that the value of securities loaned by a Portfolio would not exceed 331/3% of the Portfolio's total assets. In the event of the bankruptcy of the other party to a securities loan, a Portfolio could experience delays in recovering either the securities lent or cash. To the extent that, in the meantime, the value of the securities lent has increased or the value of the securities purchased has decreased, the Portfolio could experience a loss. The voting rights of such securities may pass to the borrower; however, the lending Portfolio will seek to call loans, to vote proxies, or otherwise to obtain rights to vote or consent if a material event affecting the investment is to occur.

      RESTRICTED OR ILLIQUID SECURITIES. Securities that may not be sold freely to the public absent registration or securities for which there is no readily available market are referred to as restricted or illiquid securities, respectively. Each Portfolio may invest up to 15% (10% for the Money Market Portfolio) of its net assets in illiquid securities, including restricted securities that are illiquid. The absence of a trading market can make it difficult to ascertain a market value for these investments. Disposing of illiquid securities may involve time-consuming negotiation and legal expense, and it may be difficult or impossible for a Portfolio to sell them promptly at an acceptable price.

      RULE 144A SECURITIES. A Portfolio may purchase restricted securities that are not registered for sale to the general public if it is determined that there is a dealer or institutional market in the securities. In that case, the securities will not be treated as illiquid for purposes of the Portfolio's investment limitation described above. The Trustees will review these determinations. These securities are known as "Rule 144A securities" because they are traded under SEC Rule 144A among qualified institutional buyers. Institutional trading in Rule 144A securities is relatively new and the liquidity of these investments could be impaired if trading in Rule 144A securities does not develop or if qualified institutional buyers become, for a time, uninterested in purchasing Rule 144A securities.

      OPTIONS. The Portfolios may engage in writing call options from time to time. Under a call option, the purchaser of the option has the right to purchase, and the writer (the Portfolio) the obligation to sell, the underlying security at the exercise price during the option period. Options written on individual securities are written solely as covered call options (such as options written on securities owned by the Portfolio) and may be written for hedging purposes. Such options must be listed on a national securities exchange.

      There are risks associated with options transactions, including that the success of a hedging strategy may depend on the ability of the Adviser to predict movements in the prices of individual securities, market fluctuations and movements in interest rates; there may be an imperfect correlation between the movement in prices of securities held by a Portfolio and price movements of the related options; there may not be a liquid secondary market for options; and while a Portfolio will receive a premium when it writes covered call options, it may not participate fully in a rise in the market value of the underlying security.

      FUTURES AND OPTIONS ON FUTURES. Futures contracts provide for the future sale by one party and purchase by another party of a specified amount of a specified security at a specified future time and at a specified price. An option on a futures contract gives the purchaser the right, in exchange for a premium, to assume a position in a futures contract at a specified exercise price during the term of the option. The Portfolios may enter into futures contracts and options on futures contracts provided that the sum of a Portfolio's initial margin deposits on open futures contracts which are not for hedging purposes plus the amount paid for premiums for unexpired options on futures contracts which are not for hedging purposes does not exceed 5% of the market value of the Portfolio's total assets. In addition, the outstanding obligations to purchase securities under futures contracts will not exceed 50% of the Portfolio's total assets.

      The Portfolios may purchase and sell interest rate futures contracts and options on interest rate futures contracts, stock index futures contracts and options on stock index futures contracts; and currency futures contracts and options on currency futures contracts.

      The Portfolios intend to use futures contracts and related options only for bona fide hedging purposes, i.e., to offset unfavorable changes in the value of securities otherwise held or expected to be acquired for investment purposes. There are risks associated with these hedging activities. See "Options."

      OTHER INVESTMENT COMPANIES. Subject to applicable statutory and regulatory limitations, assets of each Portfolio may be invested in shares of other investment companies and foreign investment trusts. Each Portfolio may invest up to 5% of its assets in closed-end investment companies which primarily hold securities of foreign issuers.

      CURRENCY SWAPS. Currency swaps involve the exchange of rights to make or receive payments in specified currencies. Currency swaps usually involve the delivery of the entire principal value of one designated currency. Therefore, the entire principal value of a currency swap is subject to the risk that the other party to the swap will default on its contractual delivery obligations. The use of currency swaps is a highly specialized activity which involves investment techniques and risks different from those associated with ordinary portfolio securities transactions. If the Adviser is incorrect in its forecasts of market values and currency exchange rates, the investment performance of the Portfolio would be less favorable that it would have been if this investment technique were not used.

      SHORT SALES "AGAINST THE BOX". In a short sale, a Portfolio sells a borrowed security and has a corresponding obligation to the lender to return the identical security. A Portfolio may engage in a short sale only if at the time of the short sale it owns or has the right to obtain, at no additional cost, an equal amount of the security being sold short. This investment technique is known as a short sale "against the box." A Portfolio may make a short sale as a hedge, when it believes that the value of a security owned by the Portfolio (or a security convertible or exchangeable for such security) may decline.

      REAL ESTATE INVESTMENT TRUSTS ("REITS"). REITs are pooled investment vehicles that invest primarily in either real estate or real estate related loans. The value of a REIT is affected by changes in the value of the properties owned by the REIT or collateralizing mortgage loans held by the REIT. REITs are dependent upon management skills and cash flow from their investments to repay financing costs. REITs are also subject to risks generally associated with investments in real estate. A Portfolio will indirectly bear its proportionate share of any expenses, including management fees, paid by a REIT in which it invests.

Item 5.  Management of the Portfolios.

      TRUSTEES AND OFFICERS: Each Portfolio is supervised by the Board of Trustees of the Trust. A majority of the Trustees are not affiliated with Diversified. More information on the Trustees and officers of the Portfolios appears under "Management of the Trust" in Part B to this Registration Statement.

      INVESTMENT ADVISER. Diversified Investment Advisors, Inc. is the investment adviser (the "Adviser") of each Portfolio.

      Diversified is an indirect, wholly-owned subsidiary of AEGON USA, Inc. ("AEGON"), a financial services holding company whose primary emphasis is life and health insurance and annuity and investment products. AEGON is an indirect, wholly-owned subsidiary of AEGON nv, a Netherlands corporation which is a publicly traded international insurance group. Diversified was incorporated in 1992 for the purpose of acting as the investment adviser to the Portfolios.

      Diversified has selected Subadvisers for each Portfolio which have been approved by the Trustees of the Trust and the investors in that Portfolio. Diversified provides general supervision of the Subadvisers for the Portfolios subject to the policies set by the Trustees of the Trust. Investment management decisions are made by a committee of Diversified's personnel and not by any particular individual.

      It is the responsibility of the Subadviser(s) to each Portfolio to make the day-to day investment decisions for the Portfolio and to place the purchase and sale orders for securities transactions, subject in all cases to the general supervision of Diversified and the policies set by the Trustees of the Trust. The Subadvisers are as follows:

MONEY MARKET PORTFOLIO,
INTERMEDIATE GOVERNMENT
BOND PORTFOLIO AND
GOVERNMENT/CORPORATE BOND PORTFOLIO:

                                    Capital Management Group, a division of
                                    1740 Advisers, Inc., a wholly-owned
                                    subsidiary of The Mutual Life Insurance
                                    Company of New York. Capital has been a
                                    registered investment adviser since 1971.
                                    The address of Capital is 1740 Broadway,
                                    New York 10019.

                                    The following representatives of Capital are primarily responsible for the day-to day management of the Portfolios:

                                    Money Market Portfolio: David E. Wheeler,
                                    Investment Vice President and Portfolio
                                    Manager, has been responsible for the
                                    day-to-day management of the Portfolio
                                    since 1997. Mr. Wheeler has been employed by Capital since 1994 and was employed at AIG Investment Advisers prior to 1994.

                                    Intermediate Government Bond Portfolio and
                                    Government/Corporate Bond Portfolio:
                                    Gregory Staples, Vice President, has been responsible for the day-to day management of the Intermediate Government Bond Portfolio since 1996 and the
                                    Government/Corporate Bond Portfolio since
                                    1994. Mr. Staples has been employed by
                                    Capital since 1987.

HIGH QUALITY BOND PORTFOLIO:

                                    Merganser Capital Management Corporation.
                                    Merganser Capital Management Corporation
                                    ("Merganser") was formed in 1987 and is
                                    owned by certain of its employees.
                                    Merganser has been a registered investment adviser since 1987. The principal business address of Merganser is One Cambridge Center, Cambridge, Massachusetts 02142.

                                    Investment management decisions of
                                    Merganser are made by committee and not by managers individually.

HIGH-YIELD BOND PORTFOLIO:

                                    Delaware Investment Advisers. Delaware
                                    Investment Advisers is a series of Delaware
                                    Management Business Trust ("Delaware").
                                    Delaware is indirectly owned by Lincoln
                                    National Corp. Delaware and its
                                    predecessors have been registered
                                    investment advisers since 1952. The
                                    principal business address of Delaware
                                    Investment Advisers is 2005 Market Street,
                                    Philadelphia, Pennsylvania 19103.

                                    Investment management decisions of Delaware
                                    Investment Advisers are made by committee and not by managers individually.

BALANCED PORTFOLIO:

                                    Institutional Capital Corporation.
                                    Institutional Capital Corporation
                                    ("Institutional Capital") was formed in
                                    January of 1970 and is owned by certain of its employees. Institutional Capital has been a registered investment adviser since 1975. The principal business address of Institutional Capital is 303 West Madison Street, Chicago, Illinois 60606.

                                    Investment management decisions of
                                    Institutional Capital are made by committee and not by managers individually.

EQUITY INCOME PORTFOLIO:
                                    Asset Management Group, a division of 1740
                                    Advisers, Inc., which is a wholly-owned
                                    subsidiary of MONY. Asset Management Group has been a registered investment adviser since 1971. The address of Asset Management Group is 1740 Broadway, New York, New York 10019.

                                    Investment management decisions at Asset
                                    Management Group are made by committee and not by managers individually.

EQUITY VALUE PORTFOLIO:

                                    Ark Asset Management Co., Inc. Ark was
                                    formed in August of 1989 and is owned by Ark Asset Holdings, Inc. Ark Asset Holdings, Inc. is owned by Ark employees. Ark has been a registered investment adviser since 1989. The principal address of Ark is 125 Broad Street, New York, New York 10004.

                                    Investment management decisions of Ark are made by committee and not by managers individually.

GROWTH & INCOME PORTFOLIO:
                                    Putnam Advisory Company, Inc. Putnam
                                    Advisory Company, Inc. ("Putnam") was
                                    formed in 1937 and is owned by Marsh &
                                    McLennon Companies, Inc. Putnam has been a registered investment adviser since 1968. The principal address of Putnam is One Post Office Square, Boston, Massachusetts 02109.

                                    The investment management decisions of
                                    Putnam are made by committee and not by
                                    managers individually.

EQUITY GROWTH PORTFOLIO:

                                    Dresdner RCM Global Investors LLC
                                    Montag & Caldwell, Inc.

                                    Dresdner RCM Global Investors LLC. Dresdner
                                    RCM Global Investors LLC ("Dresdner RCM") was established in 1996, when Dresdner Bank acquired RCM Capital Management, LLC. Dresdner RCM has been a registered investment adviser since 1972. The principal address of Dresdner RCM is Four Embarcadero Center, Suite 2900, San Francisco, California 94111.

                                    Investment management decisions of Dresdner
                                    RCM are made by committee and not by
                                    managers individually.

                                    Montag & Caldwell, Inc. Montag & Caldwell,
                                    Inc. ("Montag") was established in 1945 and is owned by Alleghany Corporation. Montag has been a registered investment adviser since 1968. The principal address of Montag is 3343 Peachtree Road, N.E., Suite 1100, Atlanta, Georgia 30326-1022.

                                    Investment management decisions of Montag are made by committee and not by managers individually.

SPECIAL EQUITY PORTFOLIO:
                                    Ark Asset Management Co., Inc.
                                    Liberty Investment Management
                                    Pilgrim Baxter & Associates, Ltd.
                                    Westport Asset Management, Inc.

                                    Ark Asset Management Co., Inc. Ark was
                                    formed in August of 1989 and is owned by Ark Asset Holdings, Inc. Ark Asset Holdings, Inc. is owned by Ark employees. Ark has been a registered investment adviser since 1989. The principal address of Ark is 125 Broad Street, New York, New York 10004.

                                    Ronald Wiener, Vice Chairman and Portfolio
                                    Manager, has been primarily responsible for the day-to-day management of the Portfolio on behalf of Ark since 1994. Mr. Wiener has been employed by Ark since 1986 and was employed at Lehman Management Co., Inc. as Senior Vice President and Senior Portfolio Manager, Specialty Growth Equity Management, from 1986 to 1989.

                                    Liberty Investment Management. Liberty
                                    Investment Management ("Liberty") is a
                                    division of Goldman Sachs Asset Management and was established in January of 1997 when Goldman, Sachs & Co. acquired Liberty Investment Management, Inc. Goldman Sachs Asset Management is a separate operating division of Goldman, Sachs & Co., a worldwide investment banking firm. Liberty has been a registered investment adviser since 1994. (Liberty's predecessor, Eagle Asset Management, Inc., has been a registered investment adviser since 1984.) The principal business address of Liberty is 2502 Rocky Point Drive, Suite 500, Tampa, Florida 33607.

                                    Herbert E. Ehlers, Managing Director, and
                                    Timothy G. Ebright, Portfolio Manager, have been responsible for the day-to-day management of the Portfolio on behalf of Liberty since 1994. Mr. Ehlers and Mr. Ebright have been employed at Liberty, or its predecessor Eagle Asset Management, Inc., since 1980 and 1988, respectively.

                                    Pilgrim Baxter & Associates, Ltd. Pilgrim
                                    Baxter & Associates, Ltd. ("Pilgrim") was formed in 1995 and is owned by United Asset Management, Inc., a publicly-owned corporation. Pilgrim has been a registered investment adviser since 1982. The principal business address of Pilgrim is 825 Duportail Road, Wayne, Pennsylvania 19087.

                                    John Force, Portfolio Manager, has been
                                    responsible for the day-to-day management of the Portfolio on behalf of Pilgrim since 1994 and has been employed by Pilgrim since January 1993.

                                    Westport Asset Management, Inc. Westport
                                    Asset Management, Inc. ("Westport") was
                                    formed in 1993 and is owned by certain of its employees. Westport has been a registered investment adviser since 1983. The principal business address of Westport is 253 Riverside Avenue, Westport, Connecticut 06880.

                                    Andrew Knuth, Portfolio Manager, has been responsible for the day-to day management of the Portfolio on behalf of Westport since 1994 and has been employed by Westport since 1983.

AGGRESSIVE EQUITY PORTFOLIO
                                    McKinley Capital Management, Inc. McKinley
                                    Capital Management Inc. ("McKinley") was formed in March of 1991 and is owned by Robert B. Gillam. McKinley has been a registered investment adviser since 1991. The principal business address of McKinley is 3301 C Street, Anchorage Alaska 99503.

                                    Robert B. Gillam, Portfolio Manager, has been responsible for the day-to-day supervision of management of the Portfolio since 1996 and has been employed by McKinley since 1991.

INTERNATIONAL EQUITY PORTFOLIO
                                    Capital Guardian Trust Company. Capital
                                    Guardian Trust Company ("Captain Guardian") was formed in 1968 and is owned by The Capital Group Companies, Inc. Capital Guardian is a trust company registered by the California Department of Financial Institutions. The principal address of Capital Guardian is 333 South Hope Street, Los Angeles, California 90071.

                                    Capital Guardian uses a system of multiple portfolio managers. Within investment guidelines, each portfolio manager makes individual decisions as to company, country, industry, timing and percentage based on extensive field research and direct company contact.

      Management's discussion of Portfolio performance is included in the Annual Report, which may be obtained without charge by calling (914) 697-8000.

      Advisory Fees. Diversified is entitled to receive investment advisory fees, which are accrued daily and payable monthly, at an annual percentage of each Portfolio's average daily net assets. The rates for the Portfolios are shown in the table below.

      Each of the Subadvisers is entitled to receive a fee from Diversified at an annual percentage of each Portfolio's average daily net assets. The rates are shown in the table below.

                                                              COMPENSATION      COMPENSATION
       PORTFOLIO                    SUBADVISERS                   (%)               (%)
                                                              TO ADVISER(1)    TO SUBADVISERS


Money Market Portfolio        Capital Management Group            0.25              0.05

   High Quality Bond        Merganser Capital Management          0.35              (2)
       Portfolio                    Corporation

     Intermediate             Capital Management Group            0.35              0.15
    Government Bond
       Portfolio

 Government/Corporate         Capital Management Group            0.35              0.15
    Bond Portfolio

    High-Yield Bond         Delaware Investment Advisers          0.55              (3)
       Portfolio

  Balanced Portfolio           Institutional Capital              0.45              (4)
                                    Corporation

Equity Income Portfolio        Asset Management Group             0.45              (5)

Equity Value Portfolio     Ark Asset Management Co., Inc.         0.57              (6)

    Growth & Income        Putnam Advisory Company, Inc.          0.60              (7)
       Portfolio

     Equity Growth         Dresdner RCM Global Investors LLC      0.62              (8)
       Portfolio                 Montag & Caldwell, Inc.



Special Equity Portfolio    Pilgrim Baxter & Associates, Ltd.     0.80              0.50
                              Ark Asset Management Co., Inc.
                              Liberty Investment Management
                             Westport Asset Management, Inc.

   Aggressive Equity           McKinley Capital Management        0.97              (8)
       Portfolio

 International Equity        Capital Guardian Trust Company       0.75              (10)
       Portfolio


----------------------------------
(1) The Adviser is currently waiving a portion of its fees.

(2) 0.25% on the first $100,000,000 of average net assets of the High Quality Bond Portfolio and 0.15% on all assets in excess of $100,000,000.

(3) 0.40% on the first $20,000,000 of average net assets of the High-Yield Bond Portfolio, 0.30% on the next $20,000,000 in assets and 0.20% on assets in excess of $40,000,000.

(4) 0.35% on the first $50,000,000 of average net assets of the Balanced Portfolio, 0.30% on the next $50,000,000 in assets and 0.25% on assets in excess of $100,000,000.

(5) 0.25% on the first $100,000,000 of average net assets of the Equity Income Portfolio and 0.20% on assets in excess of $100,000,000.

(6) 0.45% on the first $100,000,000 of average net assets of the Equity Value Portfolio, 0.40% on the next $50,000,000 in assets and 0.35% on the next $50,000,000 in assets; when the Portfolio achieves $200,000,000 in assets, the rate shall be 0.40% on assets up to $200,000,000 and 0.35% on assets in excess of $200,000,000 so long as the Portfolio continues to have more than $200,000,000 in assets.

(7) 0.30% on the first $100,000,000 of average net assets of the Growth & Income Portfolio, 0.20% on assets in excess of $100,000,000.

(8) With respect to assets of the Equity Growth Portfolio allocated to each
    Subadviser: 0.50% on the first $50,000,000 of average net assets, 0.25% on the next $50,000,000 in assets and 0.20% on all assets in excess of $100,000,000.

(9) 0.90% on the first $10,000,000 of average net assets of the Aggressive Equity Portfolio, 0.80% on the next $15,000,000 in assets, 0.60% on the next $25,000,000 in assets, 0.40% on the next $50,000,000 in assets and 0.35% on assets in excess of $100,000,000.

(10)0.75% on the first $25,000,000 of average net assets of the International Equity Portfolio, 0.60% on the next $25,000,000 in assets, 0.425% from $50,000,000 in assets to $250,000,000 in assets, and 0.375% on all assets in excess of $250,000,000.

      Diversified has agreed to waive its investment advisory fees to the extent necessary to limit the total operating expenses of each Portfolio to a specified level. Diversified also may contribute to the Portfolios from time to time to help them maintain competitive expense ratios. These arrangements are voluntary and may be terminated at any time.

      The following chart shows the investment advisory fees paid by each Portfolio for the fiscal year ended December 31, 1997, after any applicable fee waivers. These fees are expressed as a percentage of average daily net assets.

                                                       Advisory fees paid
Money Market Portfolio                                       0.25%
High Quality Bond Portfolio                                  0.35%
Intermediate Government Bond Portfolio                       0.34%
Government/Corporate Bond Portfolio                          0.35%
High-Yield Bond Portfolio                                    0.45%
Balanced Portfolio                                           0.45%
Equity Income Portfolio                                      0.45%
Equity Value Portfolio                                       0.54%
Growth & Income Portfolio                                    0.60%
Equity Growth Portfolio                                      0.62%
Special Equity Portfolio                                     0.80%
Aggressive Equity Portfolio                                  0.70%
International Equity Portfolio                               0.74%

      ADMINISTRATOR AND TRANSFER AGENT. Diversified provides administrative services to the Trust, including regulatory reporting, office facilities and equipment and personnel. In addition, Diversified acts as transfer agent for the Portfolio. Diversified receives no additional compensation for providing such administrative and transfer agent services.

      The exclusive placement agent for the Portfolios is Diversified Investors Securities Corp. ("DISC"). The address of DISC is 4 Manhattanville Road, Purchase, New York 10577. DISC receives no compensation for serving as the exclusive placement agent for the Portfolios.

      CUSTODIAN. Investors Bank & Trust Company, 89 South Street, Boston, Massachusetts 02205, is the Portfolios' custodian. The Portfolio' securities may be held by a sub-custodian bank approved by the Trustees.

      EXPENSES. In addition to amounts payable under the Advisory Agreement, the Trust's expenses include, among other things, the costs of securities transactions, the compensation of Trustees that are not affiliated with Diversified, government fees, taxes, accounting and legal fees, expenses of communicating with investors, interest expense, and insurance premiums.

        The following table shows each Portfolio's expenses, after waivers and reimbursements, for the fiscal year ended December 31, 1997, expressed as a percentage of average net assets.

                                                                   Expenses

Money Market Portfolio                                              0.28%
High Quality Bond Portfolio                                         0.38%
Intermediate Government Bond Portfolio                              0.40%
Government/Corporate Bond Portfolio                                 0.38%

High-Yield Bond Portfolio                                           0.60%
Balanced Portfolio                                                  0.48%
Equity Income Portfolio                                             0.47%
Equity Value Portfolio                                              0.59%
Growth & Income Portfolio                                           0.63%
Equity Growth Portfolio                                             0.65%
Special Equity Portfolio                                            0.83%
Aggressive Equity Portfolio                                         1.00%
International Equity Portfolio                                      0.89%

YEAR 2000

      The Portfolios could be adversely affected if the computer systems used by the Portfolios or their service providers are not programmed to accurately process information on or after January 1, 2000. AEGON (the "Company") has adopted and has in place a Year 2000 Assessment and Planning Project (the "Project") to review and analyze its information technology and systems to determine if they are Year 2000 compatible. The Company has begun to convert or modify, where necessary, critical data processing systems. It is contemplated that the plan will be substantially completed by early 1999. The Company does not expect this Project to have a significant effect on operations. However, to mitigate the effect of outside influences upon the success of the Project, the Company has undertaken communications with its significant customers, suppliers and other third parties to determine their Year 2000 compatibility and readiness. AEGON management believes that the issues associated with the Year 2000 will be resolved with no material financial impact on the Company.

      Since the Year 2000 computer problem and its resolution is complex and multifaceted, the success of a response plan cannot be conclusively known until the Year 2000 is reached (or an earlier date to the extent that systems or equipment addresses Year 2000 date data prior to the Year 2000). Even with appropriate and diligent pursuit of a well-conceived Project, including testing procedures, there is no certainty that any company will achieve complete success. Notwithstanding the efforts or results of AEGON and the Portfolios, their ability to function unaffected to and through Year 2000 may be adversely affected by actions (or failures to act) of third parties beyond their knowledge or control.


Item 6.  Capital Stock and Other Securities.

      The Portfolio is a separate series of the Trust, which is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in one or more series (each a "Series"), including the Portfolio. Currently, the Portfolio is one of thirteen active Series of the Trust. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time at net asset value. Investors in the Portfolio (e.g., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the Portfolio (and of no other Series). However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations. Investments in the Portfolio have no preemptive or conversion rights and are fully paid and nonassessable, except as set forth below. For more information regarding the Trustees of the Trust, see "Management of the Fund" in Part B.

      Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investors in the Portfolio will vote as a separate class, except as to voting of Trustees, as otherwise required by the 1940 Act, or if determined by the Trustees to be a matter which affects all Series. As to any matter which does not affect a particular Series, only investors in the one or more affected Series are entitled to vote. The Portfolio is not required and has no current intention of holding special meetings of investors, but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Changes in fundamental policies will be submitted to investors for approval. Investors under certain circumstances (e.g., upon application and submission of certain specified documents to the Trustees by a specified number of investors) have the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Trustees. Investors also have the right to remove one or more Trustees without a meeting by a declaration in writing by a specified number of investors. Upon liquidation of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio (and no other Series) available for distribution to investors.

      The Portfolio determines its net income and realized capital gains, if any, on each Portfolio Business Day (as defined below) and allocates all such income and gain pro rata among the investors in the Portfolio at the time of such determination.

      The "net income" of the Portfolio consists of (i) all income accrued, less the amortization of any premium, on the assets of the Portfolio, less (ii) all actual and accrued expenses of the Portfolio determined in accordance with generally accepted accounting principles. Interest income includes discount earned (including both original issue and market discount) on discount paper accrued ratably to the date of maturity and any net realized gains or losses on the assets of the Portfolio. All the net income of the Portfolio is allocated pro rata among the investors in the Portfolio (and no other Series).

      Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any income tax. However, each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Trust) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder.

      It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code, assuming that the investor invested all of its assets in the Portfolio.

      Investor inquiries regarding the Portfolio may be directed to the Placement Agent at Four Manhattanville Road, Purchase, New York 10577, (914) 697-8000.

Item 7.  Purchase of Securities.

      Beneficial interests in the Portfolios are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolios may only be made by investment companies, common or commingled trust funds or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

      An investment in each Portfolio is made without a sales load. All investments are made at net asset value next determined after an order is received by a Portfolio. There is no minimum initial or subsequent investment in a Portfolio. However, since each Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in federal funds (i.e., moneys credited to the account of a Portfolio's custodian bank by a U.S. Federal Reserve Bank).

      The Trust reserves the right to cease accepting investments for any Portfolio at any time or to reject any investment order.

      Each investor in a Portfolio may add to or reduce its investment in the Portfolio on each Business Day. As of the close of regular trading on the Exchange, on each Business Day, the value of each investor's beneficial interest in a Portfolio is determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or withdrawals, which are to be effected on that day, are then effected. Thereafter, the investor's percentage of the aggregate beneficial interests in the Portfolio is then re-computed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the close of regular trading on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the same time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined is then applied to determine the value of the investor's interest in the Portfolio as of the close of regular trading on the following Business Day of the Portfolio.

Item 8.  Redemption or Repurchase.

      An investor in a Portfolio may withdraw all or any portion of its investment at any time after a withdrawal request in proper form is received by the Portfolio from the investor. The proceeds of a withdrawal will be paid by the Portfolio in federal funds normally on the Business Day the withdrawal is effected, but in any event within seven days. See "Purchase, Redemption and Pricing of Securities" in Part B of this Registration Statement regarding the Trust's right to pay the redemption price in kind with readily marketable securities (instead of cash). If securities are distributed, an investor could incur brokerage, tax or other charges in converting the securities to cash. Investments in a Portfolio may not be transferred.

      The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the Exchange is closed (other than weekends or holidays) or trading on the Exchange is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.

Item 9.  Pending Legal Proceedings.

      Not applicable.

                                     PART B


Item 10.  Cover Page.

      Not applicable.

Item 11.  Table of Contents.
                                                                      Page

        General Information and History............................   B-1
        Investment Objectives and Policies.........................   B-1
        Management of the Trust......................................B-20
        Control Persons and Principal Holders of Securities..........B-22
        Investment Advisory and Other Services.......................B-23
        Brokerage Allocation and Other Practices.....................B-27
        Capital Stock and Other Securities...........................B-29
        Purchase, Redemption and Pricing of Securities...............B-31
        Tax Status...................................................B-32
        Underwriters.................................................B-33
        Calculations of Performance Data.............................B-33
        Financial Statements.........................................B-34

Item 12.  General Information and History.

      Not applicable.

Item 13.  Investment Objectives and Policies.

                             INVESTMENT OBJECTIVES

        Part A contains information about the investment objectives and policies of the following Portfolios (each a "Portfolio" and collectively the "Portfolios") : Money Market Portfolio; High Quality Bond Portfolio; Intermediate Government Bond Portfolio; Government/Corporate Bond Portfolio; High-Yield Bond Portfolio; Balanced Portfolio; Equity Income Portfolio; Equity Value Portfolio; Growth & Income Portfolio; Equity Growth Portfolio; Special Equity Portfolio; Aggressive Equity Portfolio; and International Equity Portfolio. This Part B should be read in conjunction with Part A.

                              INVESTMENT POLICIES

       The following supplements the discussion of the various investment strategies and techniques employed by the Portfolios as set forth in Part A.

BANK OBLIGATIONS

      Domestic commercial banks organized under federal law are supervised and examined by the Comptroller of the Currency and are required to be members of the Federal Reserve System. Domestic banks organized under state law are supervised and examined by state banking authorities but are members of the Federal Reserve System only if they elect to join. In addition, state banks are subject to federal examination and to a substantial body of federal law and regulation. As a result of federal or state laws and regulations, domestic banks, among other things, generally are required to maintain specified levels of reserves, are limited in the amounts which they can loan to a single borrower, and are subject to other regulations designed to promote financial soundness. However, not all of such laws and regulations apply to the foreign branches of domestic banks.

      Obligations of foreign branches and subsidiaries of domestic banks and domestic and foreign branches of foreign banks, such as certificates of deposit and time deposits, may be general obligations of the parent banks in addition to the issuing branch, or may be limited by the terms of a specific obligation and governmental regulation. Such obligations are subject to risks that are different from or are in addition to those of domestic banks. These risks include foreign economic and political developments, foreign governmental restrictions that may adversely affect payment of principal and interest on the obligations, foreign exchange controls and foreign withholding and other taxes on interest income. These foreign branches and subsidiaries are not necessarily subject to the same or similar regulatory requirements that apply to domestic banks, such as mandatory reserve requirements, loan limitations, and accounting, auditing and financial record keeping requirements. In addition, less information may be publicly available about a foreign branch of a domestic bank or about a foreign bank than about a domestic bank. A domestic branch of a foreign bank with assets in excess of $1 billion may be subject to reserve requirements imposed by the Federal Reserve System or by the state in which the branch is located if the branch is licensed in that state.

      In addition, branches licensed by the Comptroller of the Currency and branches licensed by certain states may be required to: (a) pledge to the regulator, by depositing assets with a designated bank within the state, a certain percentage of their assets as fixed from time to time by the appropriate regulatory authority; and (b) maintain assets within the state in an amount equal to a specified percentage of the aggregate amount of liabilities of the foreign bank payable at or through all of its agencies or branches within the state.

U.S. GOVERNMENT AND AGENCY SECURITIES

      Securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities include U.S. Treasury securities, which differ only in their interest rates, maturities and times of issuance. Treasury Bills have initial maturities of one year or less; Treasury Notes have initial maturities of one to ten years; and Treasury Bonds generally have initial maturities of greater than ten years. Some obligations issued or guaranteed by U.S. Government agencies and instrumentalities, for example, Government National Mortgage Association pass-through certificates, are supported by the full faith and credit of the U.S. Treasury; others, such as those of the Federal Home Loan Banks, by the right of the issuer to borrow from the Treasury; others, such as those issued by the Federal National Mortgage Association, by discretionary authority of the U.S. Government to purchase certain obligations of the agency or instrumentality; and others, such as those issued by the Student Loan Marketing Association, only by the credit of the agency or instrumentality. While the U.S. Government provides financial support to such U.S. Government-sponsored agencies or instrumentalities, no assurance can be given that it will always do so, since it is not so obligated by law.

COMMERCIAL PAPER

      Commercial paper consists of short-term (usually from 1 to 270 days) unsecured promissory notes issued by corporations in order to finance their current operations. A variable amount master demand note (which is a type of commercial paper) represents a direct borrowing arrangement involving periodically fluctuating rates of interest under an agreement between a commercial paper issuer and an institutional lender pursuant to which the lender may determine to invest varying amounts.

      The Portfolios may purchase three types of commercial paper, as classified by exemption from registration under the Securities Act of 1933, as amended (the "1933 Act"). The three types include open market, privately placed, and letter of credit commercial paper. Trading of such commercial paper is conducted primarily by institutional investors through investment dealers or directly through the issuers. Individual investor participation in the commercial paper market is very limited.

           OPEN MARKET. "Open market" commercial paper refers to the commercial paper of any industrial, commercial, or financial institution which is openly traded, including directly issued paper. "Open market" paper's 1933 Act exemption is under Section 3(a)(3) which limits the use of proceeds to current transactions, limits maturities to 270 days and requires that the paper contain no provision for automatic rollovers.

           PRIVATELY PLACED. "Privately placed" commercial paper relies on the exemption from registration provided by Section 4(2), which exempts transactions by an issuer not involving any public offering. The commercial paper may only be offered to a limited number of accredited investors. "Privately placed" commercial paper has no maturity restriction.

           LETTER OF CREDIT. "Letter of credit" commercial paper is exempt from registration under Section 3(a)(2) of the 1933 Act. It is backed by an irrevocable or unconditional commitment by a bank to provide funds for repayment of the notes. "Letter of credit" paper has no limitations on purchases.

VARIABLE RATE AND FLOATING RATE SECURITIES

      The Portfolios may purchase floating and variable rate demand notes and bonds, which are obligations ordinarily having stated maturities in excess of 397 days, but which permit the holder to demand payment of principal at any time, or at specified intervals not exceeding 397 days, in each case upon not more than 30 days' notice. Variable rate demand notes include master demand notes which are obligations that permit a Portfolio to invest fluctuating amounts, which may change daily without penalty, pursuant to direct arrangements between the Portfolio, as lender, and the borrower. The interest rates on these notes fluctuate from time to time. The issuer of such obligations normally has a corresponding right, after a given period, to prepay in its discretion the outstanding principal amount of the obligations plus accrued interest upon a specified number of days' notice to the holders of such obligations. The interest rate on a floating rate demand obligation is based on a known lending rate, such as a bank's prime rate, and is adjusted automatically each time such rate is adjusted. The interest rate on a variable rate demand obligation is adjusted automatically at specified intervals. Frequently, such obligations are collateralized by letters of credit or other credit support arrangements provided by banks. Because these obligations are direct lending arrangements between the lender and borrower, it is not contemplated that such instruments generally will be traded, and there generally is no established secondary market for these obligations, although they are redeemable at face value. Accordingly, where these obligations are not secured by letters of credit or other credit support arrangements, a

Portfolio's right to redeem is dependent on the ability of the borrower to pay principal and interest on demand. Such obligations frequently are not rated by credit rating agencies and a Portfolio may invest in obligations which are not so rated only if Diversified Investment Advisors, Inc., the investment adviser of each Portfolio ("Diversified" or the "Adviser") or the appropriate subadviser or subadvisers for each Portfolio as set forth in Part A (each a "Subadviser" or collectively with the Advisers, the "Advisers") determine that at the time of investment the obligations are of comparable quality to the other obligations in which the Portfolio may invest. The Advisers, on behalf of a Portfolio, will consider on an ongoing basis the creditworthiness of the issuers of the floating and variable rate demand obligations held by the Portfolio. The Portfolios will not invest more than 15% (10% in the case of the Money Market Portfolio) of the value of their net assets in floating or variable rate demand obligations as to which they cannot exercise the demand feature on not more than seven days' notice if there is no secondary market available for these obligations, and in other securities that are not readily marketable. See "Investment Restrictions" below.

PARTICIPATION INTERESTS

      A Portfolio may purchase from financial institutions participation interests in securities in which such Portfolio may invest. A participation interest gives a Portfolio an undivided interest in the security in the proportion that the Portfolio's participation interest bears to the total principal amount of the security. These instruments may have fixed, floating or variable rates of interest, with remaining maturities of 13 months or less. If the participation interest is unrated, or has been given a rating below that which is permissible for purchase by the Portfolio, the participation interest will be backed by an irrevocable letter of credit or guarantee of a bank, or the payment obligation otherwise will be collateralized by U.S. Government securities, or, in the case of unrated participation interests, the Advisers must have determined that the instrument is of comparable quality to those instruments in which a Portfolio may invest. For certain participation interests, a Portfolio will have the right to demand payment, on not more than seven days' notice, for all or any part of the Portfolio's participation interest in the security, plus accrued interest. As to these instruments, a Portfolio intends to exercise its right to demand payment only upon a default under the terms of the security, as needed to provide liquidity to meet redemptions, or to maintain or improve the quality of its investment portfolio. A Portfolio will not invest more than 15% (10% in the case of the Money Market Portfolio) of its net assets in participation interests that do not have this demand feature, and in other securities that are not readily marketable. See "Investment Restrictions" below.

ILLIQUID SECURITIES

      Historically, illiquid securities have included securities subject to contractual or legal restrictions on resale because they have not been registered under the 1933 Act, securities which are otherwise not readily marketable and repurchase agreements having a maturity of longer than seven days. Securities which have not been registered under the 1933 Act are referred to as private placements or restricted securities and are purchased directly from the issuer or in the secondary market. Mutual funds do not typically hold a significant amount of these restricted or other illiquid securities because of the potential for delays on resale and uncertainty in valuation. Limitations on resale may have an adverse effect on the marketability of portfolio securities and a mutual fund might be unable to dispose of restricted or other illiquid securities promptly or at reasonable prices and might thereby experience difficulty satisfying redemptions within seven days. A mutual fund might also have to register such restricted securities in order to dispose of them which, if possible at all, would result in additional expense and delay. Adverse market conditions could impede such a public offering of securities.

      In recent years, however, a large institutional market has developed for certain securities that are not registered under the 1933 Act, including repurchase agreements, commercial paper, foreign securities, municipal securities and corporate bonds and notes. Institutional investors depend on an efficient institutional market in which the unregistered security can be readily resold or on an issuer's ability to honor a demand for repayment. The fact that there are contractual or legal restrictions on resale of such investments to the general public or to certain institutions may not be indicative of their liquidity.

      Rule 144A under the 1933 Act allows a broader institutional trading market for securities otherwise subject to restriction on their resale to the general public. Rule 144A establishes a "safe harbor" from the registration requirements of the 1933 Act for resales of certain securities to qualified institutional buyers.

      The Advisers will monitor the liquidity of Rule 144A securities for each Portfolio under the supervision of the Board of Trustees of Diversified Investors Portfolios (the "Trust"). In reaching liquidity decisions, the Advisers will consider, among other things, the following factors: (a) the frequency of trades and quotes for the security, (b) the number of dealers and other potential purchasers wishing to purchase or sell the security, (c) dealer undertakings to make a market in the security and (d) the nature of the security and of the marketplace trades (e.g., the time needed to dispose of the security, the method of soliciting offers and the mechanics of the transfer).

UNSECURED PROMISSORY NOTES

      A Portfolio also may purchase unsecured promissory notes ("Notes") which are not readily marketable and have not been registered under the 1933 Act, provided such investments are consistent with the Portfolio's investment objective. The Notes purchased by the Portfolio will have remaining maturities of 13 months or less. The Portfolio will invest no more than 15% (10% in the case of the Money Market Portfolio) of its net assets in such Notes and in other securities that are not readily marketable (which securities would include floating and variable rate demand obligations as to which the Portfolio cannot exercise the demand feature described above and as to which there is no secondary market). See "Investment Restrictions" below.

REPURCHASE AGREEMENTS AND REVERSE REPURCHASE AGREEMENTS

      Repurchase agreements are agreements by which a person purchases a security and simultaneously commits to resell that security to the seller (which is usually a member bank of the Federal Reserve System or a member firm of the New York Stock Exchange (or a subsidiary thereof)) at an agreed-upon date within a number of days (usually not more than seven) from the date of purchase. The resale price reflects the purchase price plus an agreed-upon market rate of interest which is unrelated to the coupon rate or maturity of the purchased security. A repurchase agreement involves the obligation of the seller to pay the agreed-upon price, which obligation is in effect secured by the value of the underlying security, usually U.S. Government or government agency issues. Under the Investment Company Act of 1940, as amended (the "1940 Act"), repurchase agreements may be considered to be loans by the buyer. A Portfolio's risk is limited to the ability of the seller to pay the agreed upon amount on the delivery date. If the seller defaults, the underlying security constitutes collateral for the seller's obligation to pay although a Portfolio may incur certain costs in liquidating this collateral and in certain cases may not be permitted to liquidate this collateral. All repurchase agreements entered into by the Portfolios are fully collateralized, with such collateral being marked to market daily.

      The Portfolios may borrow funds for temporary or emergency purposes, such as meeting larger than anticipated redemption requests, and not for leverage.

One means of borrowing is by agreeing to sell portfolio securities to financial institutions such as banks and broker-dealers and to repurchase them at a mutually agreed date and price (a "reverse repurchase agreement"). At the time a Portfolio enters into a reverse repurchase agreement it will place in a segregated custodial account cash, U.S. Government securities or high-grade debt obligations having a value equal to the repurchase price, including accrued interest. Reverse repurchase agreements involve the risk that the market value of the securities sold by the Portfolio may decline below the repurchase price of those securities.

      Certain Portfolios may, together with other registered investment companies managed by those Portfolios' subadvisers or their affiliates, transfer uninvested cash balances into a single joint account, the daily aggregate balance of which will be invested in one or more repurchase agreements.

FOREIGN SECURITIES--ALL PORTFOLIOS

      The Portfolios may invest their assets in securities of foreign issuers. Investing in securities issued by companies whose principal business activities are outside the United States may involve significant risks not present in domestic investments. For example, there is generally less publicly available information about foreign companies, particularly those not subject to the disclosure and reporting requirements of the U.S. securities laws. Foreign issuers are generally not bound by uniform accounting, auditing and financial reporting requirements comparable to those applicable to domestic issuers. Investments in foreign securities also involve the risk of possible adverse changes in investment or exchange control regulations, expropriation or confiscatory taxation, brokerage or other taxation, limitation on the removal of funds or other assets of a Portfolio, political or financial instability or diplomatic and other developments which would affect such investments. Further, economies of particular countries or areas of the world may differ favorably or unfavorably from the economy of the United States.

      It is anticipated that in most cases the best available market for foreign securities would be on exchanges or in over-the-counter markets located outside the United States. Foreign stock markets, while growing in volume and sophistication, are generally not as developed as those in the United States, and securities of some foreign issuers (particularly those located in developing countries) may be less liquid and more volatile than securities of comparable United States companies. Foreign security trading practices, including those involving securities settlement where a Portfolio's assets may be released prior to receipt of payment, may expose a Portfolio to increased risk in the event of a failed trade or the insolvency of a foreign broker-dealer. In addition, foreign brokerage commissions are generally higher than commissions on securities traded in the United States and may be non-negotiable. In general, there is less overall governmental supervision and regulation of foreign securities exchanges, brokers and listed companies than in the United States.

FOREIGN SECURITIES--MONEY MARKET PORTFOLIO

      The Money Market Portfolio may invest in the following foreign securities: (a) U.S. dollar- denominated obligations of foreign branches and subsidiaries of domestic banks and foreign banks (such as Eurodollar CDs, which are U.S. dollar-denominated CDs issued by branches of foreign and domestic banks located outside the United States; Eurodollar TDs ("ETDs"), which are U.S. dollar-denominated deposits in a foreign branch of a foreign or domestic bank; and Canadian TDs, which are essentially the same as ETDs except they are issued by branches of major Canadian banks); (b) high quality, U.S. dollar-denominated short-term bonds and notes (including variable amount master demand notes) issued by foreign corporations (including Canadian commercial paper, which is commercial paper issued by a Canadian corporation or a Canadian subsidiary of a U.S. corporation, and Europaper, which is U.S. dollar-denominated commercial paper of a foreign issuer); and (c) U.S. dollar-denominated obligations issued or guaranteed by one or more foreign governments or any of their political subdivisions, agencies or instrumentalities that are determined by the Advisers to be of comparable quality to the other obligations in which the Money Market Portfolio may invest. Such securities also include debt obligations of supranational entities. Supranational entities include international organizations designated or supported by governmental entities to promote economic reconstruction or development and international banking institutions and related government agencies. Examples include the International Bank for Reconstruction and Development (the World Bank), the European Coal and Steel Community, the Asian Development Bank and the InterAmerican Development Bank.

FOREIGN SECURITIES--PORTFOLIOS OTHER THAN THE MONEY MARKET PORTFOLIO

      Not more than 5% of a Portfolio's assets may be invested in closed-end investment companies which primarily hold foreign securities. Investments in such companies may entail the risk that the market value of such investments may be substantially less than their net asset value and that there would be duplication of investment management and other fees and expenses.

      American Depository Receipts ("ADRs"), European Depositary Receipts ("EDRs"), Global Depositary Receipts ("GDRs") and other forms of depositary receipts for securities of foreign issuers provide an alternative method for a Portfolio to make foreign investments. These securities are not denominated in the same currency as the securities into which they may be converted and fluctuate in value based on the underlying security. Generally, ADRs, in registered form, are designed for use in U.S. securities markets and EDRs and GDRs, in bearer form, are designed for use in European and global securities markets. ADRs are receipts typically issued by a U.S. bank or trust company evidencing ownership of the underlying securities. EDRs and GDRs are European and global receipts evidencing a similar arrangement.

      The Portfolios may invest in foreign securities that impose restrictions on transfer within the United States or to United States persons. Although securities subject to such transfer restrictions may be marketable abroad, they may be less liquid than foreign securities of the same class that are not subject to such restrictions.

FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS

      Because some Portfolios may buy and sell securities denominated in currencies other than the U.S. dollar and receive interest, dividends and sale proceeds in currencies other than the U.S. dollar, the Portfolios from time to time may enter into foreign currency exchange transactions to convert to and from different foreign currencies and to convert foreign currencies to and from the U.S. dollar. The Portfolios either enter into these transactions on a spot (i.e., cash) basis at the spot rate prevailing in the foreign currency exchange market or use forward contracts to purchase or sell foreign currencies.

      A forward foreign currency exchange contract is an obligation by a Portfolio to purchase or sell a specific currency at a future date, which may be any fixed number of days from the date of the contract. Forward foreign currency exchange contracts establish an exchange rate at a future date. These contracts are transferable in the interbank market conducted directly between currency traders (usually large commercial banks) and their customers. A forward foreign currency exchange contract generally has no deposit requirement and is traded at a net price without commission. A Portfolio maintains with its custodian a segregated account of high grade liquid assets in an amount at least equal to its obligations under each forward foreign currency exchange contract. Neither spot transactions nor forward foreign currency exchange contracts eliminate fluctuations in the prices of the Portfolio's securities or in foreign exchange rates, or prevent loss if the prices of these securities should decline.

      The Portfolios may enter into foreign currency hedging transactions in an attempt to protect against changes in foreign currency exchange rates between the trade and settlement dates of specific securities transactions or changes in foreign currency exchange rates that would adversely affect a portfolio position or an anticipated investment position. The Portfolios may enter into foreign currency cross hedging transactions if a particular currency is expected to decrease against another currency. A Portfolio would sell the currency expected to decrease and purchase a currency which is expected to increase against the currency sold in an amount equal to some or all of the Portfolio's holdings denominated in the currency sold.

      With respect to Portfolios other than the International Equity Portfolio consideration of the prospect for currency parities will be incorporated into the Advisers' long-term investment decisions. Therefore these Portfolios will not routinely enter into foreign currency hedging transactions with respect to security transactions; however, the Advisers believe that it is important to have the flexibility to enter into foreign currency hedging transactions when they determine that the transactions would be in a Portfolio's best interest. Although these transactions tend to minimize the risk of loss due to a decline in the value of the hedged currency, at the same time they tend to limit any potential gain that might be realized should the value of the hedged currency increase. The precise matching of the forward contract amounts and the value of the securities involved will not generally be possible because the future value of such securities in foreign currencies will change as a consequence of market movements in the value of such securities between the date the forward contract is entered into and the date it matures. The projection of currency market movements is extremely difficult, and the successful execution of a hedging strategy is highly uncertain.

      While these contracts are not presently regulated by the Commodity Futures Trading Commission ("CFTC"), the CFTC may in the future assert authority to regulate forward contracts. In such event a Portfolio's ability to utilize forward contracts in the manner set forth in the Prospectus for the Portfolio may be restricted. Forward contracts may reduce the potential gain from a positive change in the relationship between the U.S. dollar and foreign currencies. Unanticipated changes in currency prices may result in poorer overall performance for a Portfolio than if it had not entered into such contracts. The use of foreign currency forward contracts may not eliminate fluctuations in the underlying U.S. dollar equivalent value of the prices of or rates of return on a Portfolio's foreign currency denominated portfolio securities and the use of such techniques will subject the Portfolio to certain risks.

      Even if a hedge is generally successful, the matching of the increase in value of a forward contract and the decline in the U.S. dollar equivalent value of the foreign currency denominated asset that is the subject of the hedge generally will not be precise. In addition, a Portfolio may not always be able to enter into foreign currency forward contracts at attractive prices and this will limit a Portfolio's ability to use such contract to hedge or cross-hedge its assets. Also, with regard to a Portfolio's use of cross-hedges, there can be no assurance that historical correlations between the movement of certain foreign currencies relative to the U.S. dollar will continue. Thus, at any time poor correlation may exist between movements in the exchange rates of the foreign currencies underlying a Portfolio's cross-hedges and the movements in the exchange rates of the foreign currencies in which the Portfolio's assets that are the subject of such cross-hedges are denominated.

GUARANTEED INVESTMENT CONTRACTS

      The Portfolios may invest in guaranteed investment contracts ("GICs") issued by insurance companies. Pursuant to such contracts, a Portfolio makes cash contributions to a deposit Portfolio of the insurance company's general account. The insurance company then credits to the Portfolio guaranteed interest. The GICs provide that this guaranteed interest will not be less than a certain minimum rate. The insurance company may assess periodic charges against a GIC for expenses and service costs allocable to it, and the charges will be deducted from the value of the deposit fund. Because a Portfolio may not receive the principal amount of a GIC from the insurance company on seven days' notice or less, the GIC is considered an illiquid investment and, together with other instruments in a Portfolio which are not readily marketable, will not exceed 15% (10% in the case of the Money Market Portfolio) of the Portfolio's net assets. The term of a GIC will be 13 months or less. In determining average weighted portfolio maturity, a GIC will be deemed to have a maturity equal to the longer of the period of time remaining until the next readjustment of the guaranteed interest rate or the period of time remaining until the principal amount can be recovered from the issuer through demand.

WHEN-ISSUED SECURITIES

      The Portfolios may purchase securities on a "when-issued" or on a "forward delivery" basis. It is expected that, under normal circumstances, the Portfolios would take delivery of such securities. When a Portfolio commits to purchase a security on a "when-issued" or on a "forward delivery" basis, the Portfolio establishes procedures consistent with the relevant policies of the SEC. Since those policies currently require that an amount of a Portfolio's assets equal to the amount of the purchase be held aside or segregated to be used to pay for the commitment, the Portfolios expect always to have cash, cash equivalents, or high quality debt securities sufficient to cover any commitments or to limit any potential risk. However, although the Portfolios do not intend to make such purchases for speculative purposes and intends to adhere to the provisions of SEC policies, purchases of securities on such bases may involve more risk than other types of purchases. For example, a Portfolio may have to sell assets which have been set aside in order to meet redemptions. Also, if a Portfolio determines it is advisable as a matter of investment strategy to sell the "when-issued" or "forward delivery" securities, the Portfolio would be required to meet its obligations from the then available cash flow or the sale of securities, or, although it would not normally expect to do so, from the sale of the "when-issued" or "forward delivery" securities themselves (which may have a value greater or less than the Portfolio's payment obligation).

ZERO COUPON OBLIGATIONS

      A Portfolio may acquire zero coupon obligations when consistent with its investment objective and policies. Such obligations have greater price volatility than coupon obligations and will not result in payment of interest until maturity. Since interest income is accrued throughout the term of the zero coupon obligation but is not actually received until maturity, a Portfolio may have to sell other securities to pay dividends based on such accrued income prior to maturity of the zero coupon obligation.

FUTURES CONTRACTS AND OPTIONS ON FUTURES CONTRACTS AND FOREIGN CURRENCIES--
 PORTFOLIOS OTHER THAN THE MONEY MARKET PORTFOLIO

      Futures Contracts. A Portfolio may enter into contracts for the purchase or sale for future delivery of fixed-income securities or foreign currencies, or contracts based on financial indices including any index of U.S. Government securities, foreign government securities or corporate debt securities. U.S. futures contracts have been designed by exchanges which have been designated "contracts markets" by the CFTC, and must be executed through a futures commission merchant, or brokerage firm, which is a member of the relevant contract market. Futures contracts trade on a number of exchange markets, and, through their clearing corporations, the exchanges guarantee performance of the contracts as between the clearing members of the exchange. A Portfolio may enter into futures contracts which are based on debt securities that are backed by the full faith and credit of the U.S. Government, such as long-term U.S. Treasury Bonds, Treasury Notes, Government National Mortgage Association modified pass-through mortgage-backed securities and three-month U.S. Treasury Bills. A Portfolio may also enter into futures contracts which are based on bonds issued by entities other than the U.S. Government.

      Purchases or sales of stock index futures contracts are used to attempt to protect the Portfolio's current or intended stock investments from broad fluctuations in stock prices. For example, the Portfolio may sell stock index futures contracts in anticipation of or during a decline in the market value of the Portfolio's securities. If such decline occurs, the loss in value of portfolio securities may be offset, in whole or part, by gains on the futures position. When a Portfolio is not fully invested in the securities market and anticipates a significant market advance, it may purchase stock index futures contracts in order to gain rapid market exposure that may, in part or entirely, offset increases in the cost of securities that the Portfolio intends to purchase. As such purchases are made, the corresponding positions in stock index futures contracts will be closed out. In a substantial majority of these transactions, the Portfolio will purchase such securities upon termination of the futures position, but under unusual market conditions, a long futures position may be terminated without a related purchase of securities.

      At the same time a futures contract is purchased or sold, the Portfolio must allocate cash or securities as a deposit payment ("initial deposit"). It is expected that the initial deposit would be approximately 1/2% to 5% of a contract's face value. Daily thereafter, the futures contract is valued and the payment of "variation margin" may be required, since each day the Portfolio would provide or receive cash that reflects any decline or increase in the contract's value.

      At the time of delivery of securities pursuant to such a contract, adjustments are made to recognize differences in value arising from the delivery of securities with a different interest rate from that specified in the contract. In some (but not many) cases, securities called for by a futures contract may not have been issued when the contract was written.

      Although futures contracts by their terms may call for the actual delivery or acquisition of securities, in most cases the contractual obligation is fulfilled before the date of the contract without having to make or take delivery of the securities. The offsetting of a contractual obligation is accomplished by buying (or selling, as the case may be) on a commodities exchange an identical futures contract calling for delivery in the same month. Such a transaction, which is effected through a member of an exchange, cancels the obligation to make or take delivery of the securities. Since all transactions in the futures market are made, offset or fulfilled through a clearinghouse associated with the exchange on which the contracts are traded, a Portfolio will incur brokerage fees when it purchases or sells futures contracts.

      The purpose of the acquisition or sale of a futures contract, in the case of a Portfolio which holds or intends to acquire fixed-income securities, is to attempt to protect the Portfolio from fluctuations in interest or foreign exchange rates without actually buying or selling fixed-income securities or foreign currencies. For example, if interest rates were expected to increase, a Portfolio might enter into futures contracts for the sale of debt securities. Such a sale would have much the same effect as selling an equivalent value of the debt securities owned by the Portfolio. If interest rates did increase, the value of the debt security in a Portfolio would decline, but the value of the futures contracts to the Portfolio would increase at approximately the same rate, thereby keeping the net asset value of the Portfolio from declining as much as it otherwise would have. The Portfolio could accomplish similar results by selling debt securities and investing in bonds with short maturities when interest rates are expected to increase. However, since the futures market is more liquid than the cash market, the use of futures contracts as an investment technique allows a Portfolio to maintain a defensive position without having to sell its portfolio securities.

      Similarly, when it is expected that interest rates may decline, futures contracts may be purchased to attempt to hedge against anticipated purchases of debt securities at higher prices. Since the fluctuations in the value of futures contracts should be similar to those of debt securities, a Portfolio could take advantage of the anticipated rise in the value of debt securities without actually buying them until the market had stabilized. At that time, the futures contracts could be liquidated and the Portfolio could then buy debt securities on the cash market.

      To the extent a Portfolio enters into futures contracts, the assets in the segregated asset account maintained to cover the Portfolio's obligations with respect to such futures contracts will consist of cash, cash equivalents or high quality liquid debt securities from its portfolio in an amount equal to the difference between the fluctuating market value of such futures contracts and the aggregate value of the initial and variation margin payments made by the Portfolio with respect to such futures contracts.

      The ordinary spreads between prices in the cash and futures market, due to differences in the nature of those markets, are subject to distortions. First, all participants in the futures market are subject to initial deposit and variation margin requirements. Rather than meeting additional variation margin requirements, investors may close futures contracts through offsetting transactions which could distort the normal relationship between the cash and futures markets. Second, the liquidity of the futures market depends on participants entering into offsetting transactions rather than making or taking delivery. To the extent participants decide to make or take delivery, liquidity in the futures market could be reduced, thus producing distortion. Third, from the point of view of speculators, the margin deposit requirements in the futures market are less onerous than margin requirements in the securities market. Therefore, increased participation by speculators in the futures market may cause temporary price distortions. Due to the possibility of distortion, a correct forecast of general interest rate trends by the Advisers may still not result in a successful transaction.

      In addition, futures contracts entail risks. Although the Advisers believe that use of such contracts will benefit the Portfolios, if the Advisers' investment judgment about the general direction of interest rates is incorrect, a Portfolio's overall performance would be poorer than if it had not entered into any such contract. For example, if a Portfolio has hedged against the possibility of an increase in interest rates which would adversely affect the price of debt securities held by it and interest rates decrease instead, the Portfolio will lose part or all of the benefit of the increased value of its debt securities which it has hedged because it will have offsetting losses in its futures positions. In addition, in such situations, if a Portfolio has insufficient cash, it may have to sell debt securities to meet daily variation margin requirements. Such sales of bonds may be, but will not necessarily be, at increased prices which reflect the rising market. A Portfolio may have to sell securities at a time when it may be disadvantageous to do so.

      Options on Futures Contracts. The Portfolios may purchase and write options on futures contracts for hedging purposes. The purchase of a call option on a futures contract is similar in some respects to the purchase of a call option on an individual security. Depending on the pricing of the option compared to either the price of the futures contract upon which it is based or the price of the underlying debt securities, it may or may not be less risky than ownership of the futures contract or underlying debt securities. As with the purchase of futures contracts, when a Portfolio is not fully invested it may purchase a call option on a futures contract to hedge against a market advance due to declining interest rates.

      The purchase of a put option on a futures contract is similar in some respects to the purchase of protective put options on portfolio securities. For example, a Portfolio may purchase a put option on a futures contract to hedge its portfolio against the risk of rising interest rates.

      The amount of risk a Portfolio assumes when it purchases an option on a futures contract is the premium paid for the option plus related transaction costs. In addition to the correlation risks discussed above, the purchase of an option also entails the risk that changes in the value of the underlying futures contract will not be fully reflected in the value of the option purchased.

      The writing of a call option on a futures contract constitutes a partial hedge against declining prices of the security or currency which is deliverable upon exercise of the futures contract. If the futures price at expiration of the option is below the exercise price, a Portfolio will retain the full amount of the option premium which provides a partial hedge against any decline that may have occurred in the Portfolio's portfolio holdings. The writing of a put option on a futures contract constitutes a partial hedge against increasing prices of the security or foreign currency which is deliverable upon exercise of the futures contract. If the futures price at expiration of the option is higher than the exercise price, the Portfolio will retain the full amount of the option premium which provides a partial hedge against any increase in the price of securities which the Portfolio intends to purchase. If a put or call option the Portfolio has written is exercised, the Portfolio will incur a loss which will be reduced by the amount of the premium it receives. In the case of a call option written by the Portfolio, the loss is potentially unlimited. Depending on the degree of correlation between changes in the value of its portfolio securities and changes in the value of its futures positions, the Portfolio's losses from options on futures may to some extent be reduced or increased by changes in the value of portfolio securities.

      The Board of Trustees of the Trust has adopted the requirement that futures contracts and options on futures contracts be used either (a) as a hedge without regard to any quantitative limitation, or (b) for other purposes to the extent that immediately thereafter the aggregate amount of margin deposits on all (non-hedge) futures contracts of the Portfolio and premiums paid on outstanding (non-hedge) options on futures contracts owned by the Portfolio does not exceed 5% of the market value of the total assets of the

Portfolio. In addition, the aggregate market value of the outstanding futures contracts purchased by the Portfolio may not exceed 50% of the market value of the total assets of the Portfolio. Neither of these restrictions will be changed by the Trust's Board of Trustees without considering the policies and concerns of the various applicable federal and state regulatory agencies.

      Options on Foreign Currencies. A Portfolio may purchase and write options on foreign currencies for hedging purposes in a manner similar to that in which futures contracts on foreign currencies, or forward contracts, may be utilized. For example, a decline in the dollar value of a foreign currency in which portfolio securities are denominated will reduce the dollar value of such securities, even if their value in the foreign currency remains constant. In order to protect against such diminutions in the value of portfolio securities, the Portfolio may purchase put options on the foreign currency. If the value of the currency does decline, a Portfolio will have the right to sell such currency for a fixed amount in dollars and will thereby offset, in whole or in part, the adverse effect on its portfolio which otherwise would have resulted.

      Conversely, where a rise in the dollar value of a currency in which securities to be acquired are denominated is projected, thereby increasing the cost of such securities, the Portfolio may purchase call options thereon. The purchase of such options could offset, at least partially, the effects of the adverse movements in exchange rates. As in the case of other types of options, however, the benefit to the Portfolio deriving from purchases of foreign currency options will be reduced by the amount of the premium and related transaction costs. In addition, where currency exchange rates do not move in the direction or to the extent anticipated, the Portfolio could sustain losses on transactions in foreign currency options which would require it to forego a portion or all of the benefits of advantageous changes in such rates.

      A Portfolio may write options on foreign currencies for the same types of hedging purposes. For example, where a Portfolio anticipates a decline in the dollar value of foreign currency denominated securities due to adverse fluctuations in exchange rates it could, instead of purchasing a put option, write a call option on the relevant currency. If the expected decline occurs, the options will most likely not be exercised, and the diminution in value of portfolio securities will be offset by the amount of the premium received.

      Similarly, instead of purchasing a call option to hedge against an anticipated increase in the dollar cost of securities to be acquired, the Portfolio could write a put option on the relevant currency which, if rates move in the manner projected, will expire unexercised and allow the Portfolio to hedge such increased cost up to the amount of the premium. As in the case of other types of options, however, the writing of a foreign currency option will constitute only a partial hedge up to the amount of the premium, and only if rates move in the expected direction. If this does not occur, the option may be exercised and the Portfolio would be required to purchase or sell the underlying currency at a loss which may not be offset by the amount of the premium. Through the writing of options on foreign currencies, the Portfolio also may be required to forego all or a portion of the benefits which might otherwise have been obtained from favorable movements in exchange rates.

      Losses from the writing of call options are potentially unlimited. Accordingly, the Portfolios intend that any call options on foreign currencies that they write (other than for cross-hedging purposes as described below) will be covered. A call option written on a foreign currency by a Portfolio is "covered" if the Portfolio owns the underlying foreign currency covered by the call or has an absolute and immediate right to acquire that foreign currency without additional cash consideration (or for additional cash consideration held in a segregated account by its custodian) upon conversion or exchange of another foreign currency held in its portfolio. A call option is also covered if the Portfolio has a call on the same foreign currency and in the same principal amount as the call written where the exercise price of the call held
(a) is equal to or less than the exercise price of the call written or (b) is greater than the exercise price of the call written if the difference is maintained by the Portfolio in cash, U.S. Government securities and other high quality liquid debt securities in a segregated account with its custodian.

      The Portfolios may also write call options on foreign currencies that are not covered for cross-hedging purposes. A call option on a foreign currency is for cross-hedging purposes if it is not covered, but is designed to provide a hedge against a decline in the U.S. dollar value of a security which the Portfolio owns or has the right to acquire and which is denominated in the currency underlying the option due to an adverse change in the exchange rate. In such circumstances, the Portfolio collateralizes the option by maintaining in a segregated account with its custodian, cash or U.S. Government securities or other high quality liquid debt securities in an amount not less than the value of the underlying foreign currency in U.S. dollars marked to market daily.

      Additional Risks of Options on Futures Contracts, Forward Contracts and Options on Foreign Currencies. Unlike transactions entered into by a Portfolio in futures contracts, forward contracts and options on foreign currencies are not traded on contract markets regulated by the CFTC or (with the exception of certain foreign currency options) by the SEC. To the contrary, such instruments are traded through financial institutions acting as market-makers, although foreign currency options are also traded on certain national securities exchanges, such as the Philadelphia Stock Exchange and the Chicago Board Options Exchange, subject to SEC regulation. Similarly, options on currencies may be traded over-the-counter. In an over-the-counter trading environment, many of the protections afforded to exchange participants will not be available. For example, there are no daily price fluctuation limits, and adverse market movements could therefore continue to an unlimited extent over a period of time. Moreover, the option writer and a trader of forward contracts could lose amounts substantially in excess of their initial investments, due to the margin and collateral requirements associated with such positions.

      Options on foreign currencies traded on national securities exchanges are within the jurisdiction of the SEC, as are other securities traded on such exchanges. As a result, many of the protections provided to traders on organized exchanges will be available with respect to such transactions. In particular, all foreign currency option positions entered into on a national securities exchange are cleared and guaranteed by the Options Clearing Corporation ("OCC"), thereby reducing the risk of counterparty default. Further, a liquid secondary market in options traded on a national securities exchange may be more readily available than in the over-the-counter market, potentially permitting a Portfolio to liquidate open positions at a profit prior to exercise or expiration, or to limit losses in the event of adverse market movements.

      The purchase and sale of exchange-traded foreign currency options, however, is subject to the risks of the availability of a liquid secondary market described above, as well as the risks regarding adverse market movements, margining of options written, the nature of the foreign currency market, possible intervention by governmental authorities and the effects of other political and economic events. In addition, exchange-traded options on foreign currencies involve certain risks not presented by the over-the-counter market. For example, exercise and settlement of such options must be made exclusively through the OCC, which has established banking relationships in applicable foreign countries for this purpose. As a result, the OCC may, if it determines that foreign governmental restrictions or taxes would prevent the orderly settlement of foreign currency option exercises, or would result in undue burdens on the OCC or its clearing member, impose special procedures on exercise and settlement, such as technical changes in the mechanics of delivery of currency, the fixing of dollar settlement prices or prohibitions on exercise.

      As in the case of forward contracts, certain options on foreign currencies are traded over-the-counter and involve liquidity and credit risks which may not be present in the case of exchange-traded currency options. A Portfolio's ability to terminate over-the-counter options will be more limited than with exchange-traded options. It is also possible that broker-dealers participating in over-the-counter options transactions will not fulfill their obligations. Until such time as the staff of the SEC changes its position, each Portfolio will treat purchased over-the-counter options and assets used to cover written over-the-counter options as illiquid securities. With respect to options written with primary dealers in U.S. Government securities pursuant to an agreement requiring a closing purchase transaction at a formula price, the amount of illiquid securities may be calculated with reference to the repurchase formula.

      In addition, futures contracts, options on futures contracts, forward contracts and options on foreign currencies may be traded on foreign exchanges. Such transactions are subject to the risk of governmental actions affecting trading in or the prices of foreign currencies or securities. The value of such positions also could be adversely affected by (a) other complex foreign political and economic factors, (b) lesser availability than in the United States of data on which to make trading decisions, (c) delays in the Portfolio's ability to act upon economic events occurring in foreign markets during non-business hours in the United States, (d) the imposition of different exercise and settlement terms and procedures and margin requirements than in the United States, and (e) lesser trading volume.

      The successful use of futures contracts, options on futures contracts and options on foreign currencies draws upon the Advisers' skill and experience with respect to such instruments. Should interest or exchange rates move in an unexpected manner, a Portfolio may not achieve the anticipated benefits of futures contracts or options on futures contracts or foreign currencies or may realize losses and thus will be in a worse position than if such strategies had not been used. In addition, the correlation between movements in the price of futures contracts or options on futures contracts or foreign currencies and movements in the price of the securities and currencies hedged or used for cover will not be perfect and could produce unanticipated losses.

OPTIONS ON SECURITIES--PORTFOLIOS OTHER THAN THE MONEY MARKET PORTFOLIO

      The Portfolios may write (sell) covered call and put options to a limited extent on their portfolio securities ("covered options"). However, a Portfolio may forego the benefits of appreciation on securities sold or may pay more than the market price on securities acquired pursuant to call and put options written by the Portfolio.

      When a Portfolio writes a covered call option, it gives the purchaser of the option the right to buy the underlying security at the price specified in the option (the "exercise price") by exercising the option at any time during the option period. If the option expires unexercised, the Portfolio will realize income in an amount equal to the premium received for writing the option. If the option is exercised, a decision over which a Portfolio has no control, the Portfolio must sell the underlying security to the option holder at the exercise price. By writing a covered call option, a Portfolio forgoes, in exchange for the premium less the commission ("net premium"), the opportunity to profit during the option period from an increase in the market value of the underlying security above the exercise price.

      When a Portfolio writes a covered put option, it gives the purchaser of the option the right to sell the underlying security to the Portfolio at the specified exercise price at any time during the option period. If the option expires unexercised, the Portfolio will realize income in the amount of the premium received for writing the option. If the put option is exercised, a decision over which a Portfolio has no control, the Portfolio must purchase the underlying security from the option holder at the exercise price. By writing a covered put option, a Portfolio, in exchange for the net premium received, accepts the risk of a decline in the market value of the underlying security below the exercise price. A Portfolio will only write put options involving securities for which a determination is made at the time the option is written that the Portfolio wishes to acquire the securities at the exercise price.

      A Portfolio may terminate its obligation as the writer of a call or put option by purchasing an option with the same exercise price and expiration date as the option previously written. This transaction is called a "closing purchase transaction." Where a Portfolio cannot effect a closing purchase transaction, it may be forced to incur brokerage commissions or dealer spreads in selling securities it receives or it may be forced to hold underlying securities until an option is exercised or expires.

      When a Portfolio writes an option, an amount equal to the net premium received by the Portfolio is included in the liability section of the Portfolio's Statement of Assets and Liabilities as a deferred credit. The amount of the deferred credit will be subsequently marked to market to reflect the current market value of the option written. The current market value of a traded option is the last sale price or, in the absence of a sale, the mean between the closing bid and asked price. If an option expires on its stipulated expiration date or if the Portfolio enters into a closing purchase transaction, the Portfolio will realize a gain (or loss if the cost of a closing purchase transaction exceeds the premium received when the option was sold), and the deferred credit related to such option will be eliminated. If a call option is exercised, the Portfolio will realize a gain or loss from the sale of the underlying security and the proceeds of the sale will be increased by the premium originally received. The writing of covered call options may be deemed to involve the pledge of the securities against which the option is being written. Securities against which call options are written will be segregated on the books of the custodian for the Portfolio.

      A Portfolio may purchase call and put options on any securities in which it may invest. A Portfolio would normally purchase a call option in anticipation of an increase in the market value of such securities. The purchase of a call option would entitle the Portfolio, in exchange for the premium paid, to purchase a security at a specified price during the option period. A Portfolio would ordinarily have a gain if the value of the securities increased above the exercise price sufficiently to cover the premium and would have a loss if the value of the securities remained at or below the exercise price during the option period.

      A Portfolio would normally purchase put options in anticipation of a decline in the market value of securities in its portfolio ("protective puts") or securities of the type in which it is permitted to invest. The purchase of a put option would entitle a Portfolio, in exchange for the premium paid, to sell a security, which may or may not be held in the Portfolio's portfolio, at a specified price during the option period. The purchase of protective puts is designed merely to offset or hedge against a decline in the market value of the Portfolio's portfolio securities. Put options also may be purchased by a Portfolio for the purpose of affirmatively benefiting from a decline in the price of securities which the Portfolio does not own. A Portfolio would ordinarily recognize a gain if the value of the securities decreased below the exercise price sufficiently to cover the premium and would recognize a loss if the value of the securities remained at or above the exercise price. Gains and losses on the purchase of protective put options would tend to be offset by countervailing changes in the value of underlying portfolio securities.

      The Portfolios have adopted certain other nonfundamental policies concerning option transactions which are discussed below. A Portfolio's activities in options may also be restricted by the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company.

      The hours of trading for options on securities may not conform to the hours during which the underlying securities are traded. To the extent that the option markets close before the markets for the underlying securities, significant price and rate movements can take place in the underlying securities markets that cannot be reflected in the option markets. It is impossible to predict the volume of trading that may exist in such options, and there can be no assurance that viable exchange markets will develop or continue.

      The Portfolios may engage in over-the-counter options transactions with broker-dealers who make markets in these options. The ability to terminate over-the-counter option positions is more limited than with exchange-traded option positions because the predominant market is the issuing broker rather than an exchange, and may involve the risk that broker-dealers participating in such transactions will not fulfill their obligations. To reduce this risk, the Portfolios will purchase such options only from broker-dealers who are primary government securities dealers recognized by the Federal Reserve Bank of New York and who agree to (and are expected to be capable of) entering into closing transactions, although there can be no guarantee that any such option will be liquidated at a favorable price prior to expiration. The Advisers will monitor the creditworthiness of dealers with whom a Portfolio enters into such options transactions under the general supervision of the Board of Trustees.

OPTIONS ON SECURITIES INDICES--PORTFOLIOS OTHER THAN THE MONEY MARKET PORTFOLIO

      In addition to options on securities, the Portfolios may also purchase and write (sell) call and put options on securities indices. Such options give the holder the right to receive a cash settlement during the term of the option based upon the difference between the exercise price and the value of the index. Such options will be used for the purposes described above under "Options on Securities."

      Options on securities indices entail risks in addition to the risks of options on securities. The absence of a liquid secondary market to close out options positions on securities indices is more likely to occur, although the Portfolios generally will only purchase or write such an option if the Advisers believe the option can be closed out.

      Use of options on securities indices also entails the risk that trading in such options may be interrupted if trading in certain securities included in the index is interrupted. The Portfolios will not purchase such options unless the Advisers believe the market is sufficiently developed such that the risk of trading in such options is no greater than the risk of trading in options on securities.

      Price movements in the Portfolios' securities may not correlate precisely with movements in the level of an index and, therefore, the use of options on indices cannot serve as a complete hedge. Because options on securities indices require settlement in cash, the Advisers may be forced to liquidate portfolio securities to meet settlement obligations.

SHORT SALES "AGAINST THE BOX"--PORTFOLIOS OTHER THAN THE MONEY MARKET PORTFOLIO

      In a short sale, a Portfolio sells a borrowed security and has a corresponding obligation to the lender to return the identical security. A Portfolio may engage in short sales only if at the time of the short sale it owns or has the right to obtain, at no additional cost, an equal amount of the security being sold short. This investment technique is known as a short sale "against the box".

      In a short sale, the seller does not immediately deliver the securities sold and is said to have a short position in those securities until delivery occurs. If a Portfolio engages in a short sale, the collateral for the short position will be maintained by its custodian or qualified sub-custodian. While the short sale is open, a Portfolio maintains in a segregated account an amount of securities equal in kind and amount to the securities sold short or securities convertible into or exchangeable for such equivalent securities. These securities constitute the Portfolio's long position.

      The Portfolios will not engage in short sales against the box for investment purposes. A Portfolio may, however, make a short sale as a hedge, when it believes that the price of a security may decline, causing a decline in the value of a security (or a security convertible or exchangeable for such security). In such case, any future losses in a Portfolio's long position should be reduced by a gain in the short position. Conversely, any gain in the long position should be reduced by a loss in the short position. The extent to which such gains or losses are reduced depends upon the amount of the security sold short relative to the amount a Portfolio owns. There are certain additional transaction costs associated with short sales against the box, but the Portfolios endeavor to offset these costs with the income from the investment of the cash proceeds of short sales.

      As a nonfundamental operating policy, the Advisers do not expect that more than 40% of a Portfolio's total assets would be involved in short sales against the box. The Advisers do not currently intend to engage in such sales.

REAL ESTATE INVESTMENT TRUSTS

      Real Estate Investment Trusts ("REITs") pool investors' funds for investment primarily in income producing real estate or real estate related loans or interests. A REIT is not taxed on income distributed to its shareholders or unitholders if it complies with regulatory requirements relating to its organization, ownership, assets and income and a regulatory requirement that it distribute to its shareholders or unitholders as least 95% of its taxable income for each taxable year. Generally, REITs can be classified as Equity REITs, Mortgage REITs and hybrid REITs. Equity REITs invest the majority of their assets directly in real property and derive their income primarily through rents and capital gains from appreciation realized through property sales. Equity REITs may be affected by changes in the value of the underlying property owned by the REITs. Mortgage REITs invest the majority of their assets in real estate mortgages and derive their income primarily from interest payments. Mortgage REITs are sensitive to the credit quality of the underlying borrowers. Hybrid REITs combine the characteristics of both Equity and Mortgage REITs. The value of REITs may be effected by management skill, cash flow and tax and regulatory requirements.

CERTAIN OTHER OBLIGATIONS

      In order to allow for investments in new instruments that may be created in the future, if the Prospectus for a Portfolio is supplemented, the Portfolio may invest in obligations other than those listed previously, provided such investments are consistent with the Portfolio's investment objective, policies and restrictions.

RATING SERVICES

      The ratings of rating services represent their opinions as to the quality of the securities that they undertake to rate. It should be emphasized, however, that ratings are relative and subjective and are not absolute standards of quality. Although these ratings are an initial criterion for selection of portfolio investments, the Advisers also make their own evaluations of these securities, subject to review by the Boards of Trustees of the Trust. After purchase by a Portfolio, an obligation may cease to be rated or its rating may be reduced below the minimum required for purchase by the Portfolio. Neither event would require a Portfolio to dispose of the obligation, but the Advisers will consider such an event in their determination of whether a Portfolio should continue to hold the obligation. A description of the ratings used herein and in Part A for the Portfolios is set forth in Appendix A.

      Except as stated otherwise, all investment policies and restrictions described herein are nonfundamental, and may be changed without prior investor approval.

                            INVESTMENT RESTRICTIONS

      The "fundamental policies" of each Portfolio may not be changed with respect to the Portfolio without the approval of a "majority of the outstanding voting securities" of the Portfolio. "Majority of the outstanding voting securities" under the 1940 Act and as used herein and in Part A means, with respect to the Portfolio, the lesser of (i) 67% or more of the total beneficial interests of the Portfolio present at a meeting, if the holders of more than 50% of the total beneficial interests of the Portfolio are present or represented by proxy, or (ii) more than 50% of the total beneficial interests of the Portfolio.

      If a percentage or a rating restriction on investment or utilization of assets is adhered to at the time an investment is made or assets are so utilized, a later change in such percentage resulting from changes in a Portfolio's total assets or the value of a Portfolio's securities, or a later change in the rating of a portfolio security, will not be considered a violation of the relevant policy.

      Fundamental Policies. As a matter of fundamental policy, no Portfolio may:

           (1) borrow money or mortgage or hypothecate assets of the Portfolio, except that in an amount not to exceed 1/3 of the current value of the Portfolio's assets (including such borrowing) less liabilities (not including such borrowing), it may borrow money and enter into reverse repurchase agreements, and except that it may pledge, mortgage or hypothecate not more than 1/3 of such assets to secure such borrowings or reverse repurchase agreements, provided that collateral arrangements with respect to options and futures, including deposits of initial deposit and variation margin, are not considered a pledge of assets for purposes of this restriction and except that assets may be pledged to secure letters of credit solely for the purpose of participating in a captive insurance company sponsored by the Investment Company Institute;

           (2) underwrite securities issued by other persons except insofar as the Trust or the Portfolio may technically be deemed an underwriter under the 1933 Act in selling a portfolio security;

           (3) make loans to other persons except (a) through the lending of the Portfolio's portfolio securities and provided that any such loans not exceed 30% of the Portfolio's total assets (taken at market value), (b) through the use of repurchase agreements or the purchase of short-term obligations or (c) by purchasing debt securities of types distributed publicly or privately;

           (4) purchase or sell real estate (including limited partnership interests but excluding securities secured by real estate or interests therein), interests in oil, gas or mineral leases, commodities or commodity contracts (except futures and option contracts) in the ordinary course of business the Trust may hold and sell, for the Portfolio's portfolio, real estate acquired as a result of the Portfolio's ownership of securities);

           (5) concentrate its investments in any particular industry (excluding U.S. Government securities), but if it is deemed appropriate for the achievement of the Portfolio's investment objective(s), up to 25% of its total assets may be invested in any one industry (except that the Money Market Portfolio reserves the freedom of action to concentrate 25% or more of its assets in obligations of domestic branches of domestic banks); or

           (6) issue any senior security (as that term is defined in the 1940
      Act) if such issuance is specifically prohibited by the 1940 Act or the rules and regulations promulgated thereunder, provided that collateral arrangements with respect to options and futures, including deposits of initial deposit and variation margin, are not considered to be the issuance of a senior security for purposes of this restriction.

      Non-Fundamental Policies.

      Each Portfolio (other than the Intermediate Bond Portfolio and the Select Equity Portfolio) will not, as a matter of operating policy, acquire any securities of registered open-end investment companies or registered unit investment trusts in reliance on Section 12(d)(1)(F) or 12(d)(1)(G) of the 1940 Act. This policy may be changed by the Board of Trustees of the Trust.

Item 14.  Management of the Trust.

      The Trustees and officers of the Trust and their principal occupations during the past five years are set forth below. Their titles may have varied during that period. Asterisks indicate that those Trustees and officers are "interested persons" (as defined in the 1940 Act) of the Trust. Unless otherwise indicated below, the address of each Trustee and officer is 4 Manhattanville Road, Purchase, New York 10577. The address of the Trust is 4 Manhattanville Road, Purchase, New York 10577.

                             TRUSTEES OF THE TRUST

Donald E. Flynn*.................   Vice President, AEGON USA, Inc. (1988 to
                                    present).  Executive Vice President,
                                    AEGON USA Investment Management, Inc.
                                    (1988 to present); Vice President, AEGON
                                    USA Managed Portfolios, Inc. (1988 to
                                    present).  Age: 57.

Neal M. Jewell...................   Consultant (since 1995). Executive Vice
                                    President (November 1991 to January 1995),
                                    Director of Overseas Pensions (January
                                    1990 to October 1991), American
                                    International Group Asset Management.
                                    His address is 355 Thornridge Drive,
                                    Stamford, Connecticut 06903.  Age: 63.

Eugene M. Mannella...............   Vice President, Investment Management
                                    Services, Inc. (since August 1993).
                                    President, Brooks Asset Management LLC
                                    (since May 1996).  Senior Vice President,
                                    Lehman Brothers Inc. (May 1986 to
                                    August 1993).  His address is Two Orchard
                                    Neck Road, Center Moriches, New York
                                    11934.  Age: 44.

Patricia L. Sawyer...............   President, Smith & Sawyer, Inc. (since
                                    1990).  Partner, Smith & Sawyer LLC
                                    (since 1997).  Vice  President, American
                                    Express (September 1988 to July 1990).
                                    Her address is 256 West 10th Street,
                                    New York, New York 10014.  Age: 47.

Tom A. Schlossberg*..............   President, Diversified (since October
                                    1992).  Executive Vice President and
                                    Head of Pension Operations, The Mutual
                                    Life Insurance Company of New York
                                    (January 1993 to December 1993).  Age: 48.

                                    OFFICERS

      Mr. Schlossberg is President, Chief Executive Officer and Chairman of the Board and Mr. Flynn is Vice President of the Trust. Each other officer also holds the same position indicated with the Trust.

Robert F. Colby..................   Secretary; Vice President and Chief
                                    Corporate Counsel, Mutual Life Insurance
                                    Company of New York (April 1993 to
                                    December 1993); Vice President and
                                    General Counsel, Diversified (since
                                    November 1993); Vice President of
                                    Diversified Investors Securities Corp.
                                    ("DISC") (since November 1993).  Age: 42.

Alfred C. Sylvain................   Treasurer and Assistant Secretary; Vice
                                    President and Treasurer of Diversified,
                                    (since November 1993); Treasurer of DISC
                                    (since November 1993); Vice President,
                                    Mutual Life Insurance Company of New York
                                    (since January 1991).  Age: 46.

John F. Hughes...................   Assistant Secretary; Senior Counsel,
                                    Mutual Life Insurance Company of New York
                                    (since January 1988); Vice President and
                                    Senior Counsel, Diversified (since
                                    November 1993); Assistant Secretary, DISC
                                    (since November 1993).  Age: 56.

                                  COMPENSATION

      For the fiscal year ended December 31, 1997, the Trust provided the following compensation to its Trustees.

                                           PENSION OR
                                           RETIREMENT                        COMPENSATION
                         AGGREGATE          BENEFITS         ESTIMATED      FROM THE TRUSTS
NAME OF                 COMPENSATION       ACCRUED AS          ANNUAL          AND FUND
PERSON,                   FROM THE           PART OF        BENEFITS UPON    COMPLEX PAID
POSITION                   TRUST          FUND EXPENSES      RETIREMENT      TO TRUSTEES
--------                ------------      -------------     -------------    --------------

Tom A. Schlossberg          - 0 -             None             N/A             - 0 -
Trustee

Donald E. Flynn             - 0 -             None             N/A             - 0 -
Trustee

Neal M. Jewell              $9,750            None             N/A             $9,750
Trustee

Eugene M. Mannella          $9,750            None             N/A             $9,750
Trustee

Patricia L. Sawyer          $9,750            None             N/A             $9,750
Trustee


      The Declaration of Trust provides that the Trust will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Trust unless, as to liability to the Trust or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Trust. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees of the Trust, or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.


Item 15.  Control Persons and Principal Holders of Securities.

      At March 31, 1998, the Trustees and officers of the Trust as a group owned beneficially less than 1% of the of the outstanding interests in each of the Portfolios.

      At March 31, 1998, AUSA Life Insurance Company, Inc. ("AUSA"), Four Manhattanville Road, Purchase, New York 10577, and The Mutual Life Insurance Company ("MONY"), 1740 Broadway, New York, New York 10019, owned the following percentage interests of the outstanding beneficial interests of the Portfolios indicated (all such interests being held in separate accounts of AUSA and MONY, respectively):

                                                AUSA              MONY

Money Market                                    31.75%            32.52%
High Quality Bond                               48.18%            31.66%
Intermediate Government Bond                    50.41%            21.62%
Intermediate Bond                                0.00%             0.00%
Government/Corporate Bond                       27.68%            51.44%
High-Yield Bond                                 34.48%            16.28%
Balanced                                        67.98%             2.02%
Equity Income                                   62.23%            25.57%
Equity Value                                    24.48%             2.59%
Growth & Income                                 51.18%             7.66%
Equity Growth                                   70.78%             3.84%
Special Equity                                  53.35%            25.55%
Aggressive Equity                               39.14%             2.41%
International Equity                            42.44%            20.28%


Item 16.  Investment Advisory and Other Services.

      The Adviser manages the assets of each Portfolio pursuant to an Investment Advisory Agreement (the "Advisory Agreement") with the Trust with respect to that Portfolio, and subject to the investment policies described herein and in Part A. Subject to such further policies as the Boards of Trustees of the Trust may determine, the Adviser provides general investment advice to each Portfolio.

      For each Portfolio, the Adviser has entered into an Investment Subadvisory Agreement (each a "Subadvisory Agreement") with one or more Subadvisers.

      Each Advisory Agreement and Subadvisory Agreement provides that the Adviser or a Subadviser, as the case may be, may render services to others. Each agreement is terminable without penalty on not more than 60 days' nor less than 30 days' written notice by the Portfolio when authorized either by majority vote of the investors in the Portfolio (with the vote of each being in proportion to the amount of its investment) or by a vote of a majority of the Board of Trustees of the Trust or by the Adviser or a Subadviser on not more than 60 days' nor less than 30 days' written notice, as the case may be, and will automatically terminate in the event of its assignment. Each agreement provides that neither the Adviser nor Subadviser nor their personnel shall be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of security transactions for the corresponding Portfolio, except for willful misfeasance, bad faith, gross negligence or reckless disregard of its or their obligations and duties under the Advisory Agreement and the Subadvisory Agreement, as the case may be.

      The Adviser's and Subadviser's fees are described in Part A.

      Diversified is an investment firm dedicated to meeting the complete needs of retirement plan sponsors and participants from pre- through post-retirement. Diversified provides flexible, high-quality services coupled with the employment of independent investment managers in an innovative investment structure.

      Diversified provides services with respect to $10 billion in retirement plan assets and has offices in Boston, Charlotte, Chicago, Cincinnati, Dallas,

Houston, New Orleans, New York, Philadelphia, Portland and San Francisco. It maintains recordkeeping for 400,000 participants and has 600 employees dedicated to retirement plan investment and administration. Its employees average more than seven years of retirement plan experience.

      As experts in customizing retirement solutions, Diversified offers comprehensive programs of high-quality investments and administrative services to defined benefit, defined contribution and not-for-profit pension plan sponsors. Diversified forms a partnership with its clients to provide exceptional plan design, participant communication programs, recordkeeping services and technical guidance. Diversified's investment structure provides access to an array of complementary investment alternatives representing the major asset classes along the risk/reward spectrum.

      Subadvisers are selected from more than 2,000 independent firms. Through a rigorous portfolio manager selection process which includes researching each potential subadviser's asset class, track record, organizational structure, management team, consistency of performance and assets under management, five to ten potential subadvisers are chosen. Out of that group, Diversified then carefully chooses the three most qualified potential subadvisers based on performance evaluation, ownership structure, personnel and philosophy to return for an on-site visit and a quantitative and qualitative analysis by the investment committee. Out of those three potential subadvisers, Diversified then hires the most qualified, independent subadviser for each Portfolio, subject to approval by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust.

      Each Subadviser's performance on behalf of a Portfolio is carefully monitored by Diversified taking into consideration investment objectives and policies and level of risk. Diversified brings comprehensive monitoring and control to the investment management process. It seeks superior portfolio management and moves purposefully in replacing managers when warranted. From a plan sponsor's perspective, replacing a manager, and not the investment fund, is a key advantage in avoiding the expense and difficulty of re-enrolling participants or disrupting established plan administration. Diversified and the Trust have applied for an Exemptive Order from the Securities and Exchange Commission which would permit Diversified to obtain the services of one or more subadvisers without investor approval. If if the Exemptive Order is received, investors in a Portfolio would be asked to vote on the Portfolio's operation under that Exemptive Order.

      Highly disciplined manager evaluation on both a quantitative and qualitative basis is an ongoing process. Diversified's Manager Monitoring Group gathers and analyzes performance and Diversified's Investment Committee reviews it. Performance attribution, risk/return ratios and purchase/sale assessments are prepared monthly and, each quarter, a more comprehensive review is completed which consists of manager visits, fundamental analysis and statistical analysis. Extensive quarterly analysis is conducted to ensure that the investment fund is being managed in line with the stated objectives. Semiannually, the Investment Committee reviews the back-up manager selection, regression analysis and universe comparisons.

      A number of "red flags" signal a more extensive and frequent manager review. These flags consist of a return inconsistent with the investment objective, changes in subadviser leadership, ownership or portfolio managers, large changes in assets under management and changes in philosophy or discipline. The immediate response to any red flag is to assess the potential impact on the manager's ability to meet investment objectives. Diversified monitors "back-up" additional independent managers for each investment class so that, should a manager change be warranted, the transition can be effected on a timely basis.

      For the fiscal year ended December 31, 1995, Diversified earned and voluntarily waived advisory fees as indicated with respect to the following
Portfolios:

    PORTFOLIO                                EARNED           WAIVED

Money Market..........................     $ 391,657         $22,086
High Quality Bond.....................       562,958           9,897
Intermediate Government Bond..........       286,019          44,808
Government/Corporate Bond.............     1,011,116            --
High-Yield Bond.......................        11,146          11,146
Balanced..............................       639,345          51,146
Equity Income.........................     2,878,308            --
Growth & Income.......................       639,911          28,140
Equity Growth.........................     1,272,213            --
Special Equity........................     2,018,861          82,511
International Equity..................       143,910           6,191

      For the fiscal year ended December 31, 1996, Diversified earned and voluntarily waived advisory fees as indicated with respect to the following
Portfolios:

    PORTFOLIO                                EARNED           WAIVED

Money Market..........................     $ 445,832         $   680
High Quality Bond.....................       627,049            --
Intermediate Government Bond..........       340,989          27,685
Government/Corporate Bond.............     1,232,524            --
High-Yield Bond.......................        60,742          60,742
Balanced..............................       995,489            --
Equity Income.........................     3,895,211            --
Equity Value..........................        84,055          70,088
Growth & Income.......................     1,052,349          39,117
Equity Growth.........................     1,730,632           1,462
Special Equity........................     3,255,893          47,350
Aggressive Equity.....................        95,060          57,964
International Equity..................       799,760          69,256

      For the fiscal year ended December 31, 1997, Diversified earned and voluntarily waived advisory fees as indicated with respect to the following
Portfolios:

    PORTFOLIO                                EARNED           WAIVED


Money Market..........................      $ 553,205            -
High Quality Bond.....................      $ 707,143            -
Intermediate Government Bond..........      $ 340,670         $15,525
Government/Corporate Bond.............     $1,174,374            -
High-Yield Bond.......................      $ 182,367         $46,946
Balanced..............................     $1,547,690            -
Equity Income.........................     $4,950,239            -
Equity Value..........................      $ 882,508         $56,044
Growth & Income.......................     $1,679,535            -
Equity Growth.........................     $2,405,212            -
Special Equity........................     $4,986,640            -
Aggressive Equity.....................      $ 182,991         $61,577
International Equity..................     $1,434,770         $16,399



                                 ADMINISTRATOR

      Diversified provides administrative services to the Portfolios under the Advisory Agreement with the Trust. The Advisory Agreement provides that Diversified may render services to others as administrator. In addition, the Advisory Agreement terminates automatically if it is assigned and may be terminated without penalty by majority vote of the investors in the Trust (with the vote of each being in proportion to the amount of its investment). The Advisory Agreement also provides that neither Diversified nor its personnel shall be liable for any error of judgment or mistake of law or for any act or omission in connection with administrative services provided to any Portfolio, except for willful misfeasance, bad faith or gross negligence in the performance of its or their duties or by reason of reckless disregard of its or their duties or obligations under said agreements. Diversified receives no additional compensation for providing such administrative services.

                                   CUSTODIAN

      Pursuant to Custodian Agreements, Investors Bank & Trust Company acts as the custodian of each Portfolio's assets (the "Custodian"). The Custodian's responsibilities include safeguarding and controlling the cash and securities of each Portfolio, handling the receipt and delivery of securities, determining income and collecting interest on the investments of each Portfolio, maintaining books of original entry for portfolio accounting and other required books and accounts, and calculating the daily net asset value of beneficial interests in each Portfolio. Securities held by the Portfolios may be deposited into the Federal Reserve-Treasury Department Book Entry System or the Depository Trust Company and may be held by a subcustodian bank if such arrangements are reviewed and approved by the Board of Trustees of the Trust. The Custodian does not determine the investment policies of the Portfolios or decide which securities the Portfolios will buy or sell. A Portfolio may, however, invest in securities of the Custodian and may deal with the Custodian as principal in securities and foreign exchange transactions. For its services, the Custodian will receive such compensation as may from time to time be agreed upon by it and the Trust.

                            INDEPENDENT ACCOUNTANTS

      Coopers & Lybrand L.L.P. serves as the Portfolios' independent accountants providing audit and accounting services including (a) audit of the annual financial statements, (b) assistance and consultation with respect to the filings with the SEC and (c) preparation of annual income tax returns.


Item 17.  Brokerage Allocation and Other Practices

      Except as may be required to ensure satisfaction of certain tests applicable to regulated investment companies under the Code, portfolio changes are made without regard to the length of time a security has been held, or whether a sale would result in the recognition of a profit or loss. Therefore, the rate of portfolio turnover is not a limiting factor when changes are appropriate. Portfolio trading is engaged in for a Portfolio if the Advisers believe that a transaction net of costs (including custodian charges) will help achieve the Portfolio's investment objective.

      Set forth below are the turnover rates for the Portfolios. A rate of 100% indicates that the equivalent of all the Portfolio's assets have been sold and reinvested in a year. High portfolio turnover may result in realization of substantial net capital gains or losses. To the extent net short term capital gains are realized, any distributions resulting from such gains are considered ordinary income for federal income tax purposes.

    PORTFOLIO                              TURNOVER        TURNOVER      TURNOVER
                                          RATES 1995      RATES 1996    RATES 1997
                                          ----------      ----------    ----------

High Quality Bond.....................        25%              66%          62%
Intermediate Government Bond..........        59%              60%          45%
Government/Corporate Bond.............       122%             146%          64%
High-Yield Bond.......................        21%             107%         109%
Balanced..............................       124%             113%          87%
Equity Income.........................        23%              26%          33%
Equity Value (*)......................       ---               65%         120%
Growth & Income.......................       155%             142%          87%
Equity Growth.........................        62%             133%          91%
Special Equity........................       155%             140%         146%
Aggressive Equity (*).................       ---              186%         243%
International Equity..................         7%              29%          31%

___________
(*)  Not annualized for 1996.  Commencement of operations, April 19, 1996.

      A Portfolio's purchases and sales of securities may be principal transactions, that is, securities may be purchased directly from the issuer or from an underwriter or market maker for the securities. There usually are no brokerage commissions paid for such purchases and, therefore, the Portfolios do not anticipate paying brokerage commissions in such transactions. Any transactions for which a Portfolio pays a brokerage commission will be effected at the best price and execution available. Purchases from underwriters of securities include a commission or concession paid by the issuer to the underwriter, and purchases from dealers serving as market makers include the spread between the bid and the asked price.

      Allocations of transactions, including their frequency, to various dealers is determined by the Subadvisers in their best judgment and in a manner deemed to be in the best interest of the investors in a Portfolio rather than by any formula. The primary consideration is prompt execution of orders in an effective manner at the most favorable price.

      Investment decisions for a Portfolio will be made independently from those for any other account or investment company that is or may in the future become managed by the Advisers or their affiliates. If, however, a Portfolio and other investment companies or accounts managed by the Subadvisers are contemporaneously engaged in the purchase or sale of the same security, the transactions may be averaged as to price and allocated equitably to each account. In some cases, this policy might adversely affect the price paid or received by a Portfolio or the size of the position obtainable for the Portfolio. In addition, when purchases or sales of the same security for a Portfolio and for other investment companies managed by the Subadvisers occur contemporaneously, the purchase or sale orders may be aggregated in order to obtain any price advantages available to large denomination purchases or sales. Furthermore, in certain circumstances affiliates of the Subadvisers whose investment portfolios are managed internally, rather than by the Subadvisers, might seek to purchase or sell the same type of investments at the same time as a Portfolio. Such an event might also adversely affect that Portfolio.

      The following Portfolios paid the approximate brokerage commissions indicated for the fiscal years noted below:

Balanced Portfolio:
        Fiscal year ended December 31, 1995: $199,128
        Fiscal year ended December 31, 1996: $317,179
        Fiscal year ended December 31, 1997: $324,465

Equity Income Portfolio
        Fiscal year ended December 31, 1995: $377,904
        Fiscal year ended December 31, 1996: $565,943
        Fiscal year ended December 31, 1997: $659,256

Equity Value Portfolio
        Fiscal year ended December 31, 1996: $ 64,207
        Fiscal year ended December 31, 1997: $548,229

Growth & Income Portfolio
        Fiscal year ended December 31, 1995: $348,828
        Fiscal year ended December 31, 1996: $397,075
        Fiscal year ended December 31, 1997: $390,268

Equity Growth Portfolio
        Fiscal year ended December 31, 1995: $174,716
        Fiscal year ended December 31, 1996: $670,631
        Fiscal year ended December 31, 1997: $483,139

Special Equity Portfolio
        Fiscal year ended December 31, 1995: $  425,803
        Fiscal year ended December 31, 1996: $  678,431
        Fiscal year ended December 31, 1997: $1,017,376

Aggressive Equity Portfolio
        Fiscal year ended December 31, 1996: $15,490
        Fiscal year ended December 31, 1997: $48,943

International Equity Portfolio
        Fiscal year ended December 31, 1995: $ 38,261
        Fiscal year ended December 31, 1996: $211,629
        Fiscal year ended December 31, 1997: $295,967


Item 18.  Capital Stock and Other Securities.

      Each Portfolio is a series of the Trust, which is organized under the laws of the State of New York. Under the Trust's Declaration of Trust, the Trustees are authorized to issue beneficial interests in one or more series (each a "Series"), including the Portfolios. Currently, the thirteen Portfolios are the only active Series of the Trust. Investors in a Series will be held personally liable for the obligations and liabilities of that Series (and of no other Series), subject, however, to indemnification by the Trust in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Series than its proportionate beneficial interest in the Series. The Declaration of Trust also provides that the Trust shall maintain appropriate insurance (for example, a fidelity bond and errors and omissions insurance) for the protection of the Trust, its investors, Trustees, officers, employees and agents, and covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Trust itself was unable to meet its obligations.

      Investors in a Series are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of their respective Series only. Upon liquidation or dissolution of a Series, investors are entitled to share pro rata in that Series' (and no other Series') net assets available for distribution to its investors. The Trust reserves the right to create and issue additional Series of beneficial interests, in which case the beneficial interests in each new Series would participate equally in the earnings, dividends and assets of that particular Series only (and no other Series). Any property of the Trust is allocated and belongs to a specific Series to the exclusion of all other Series. All consideration received by the Trust for the issuance and sale of beneficial interests in a particular Series, together with all assets in which such consideration is invested or reinvested, all income, earnings and proceeds thereof, and any funds or payments derived from any reinvestment of such proceeds, is held by the Trustees in a separate subtrust (a Series) for the benefit of investors in that Series and irrevocably belongs to that series for all purposes. Neither a Series nor investors in that Series possess any right to or interest in the assets belonging to any other Series.

      Investments in a Series have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in a Series may not be transferred. Certificates representing an investor's beneficial interest in a Series are issued only upon the written request of an investor.

      Each investor is entitled to a vote in proportion to the amount of its investment in each Series. Investors in a Series do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interests in all outstanding Series may elect all of the Trustees if they choose to do so and in such event other investors would not be able to elect any Trustees. Investors in each Series will vote as a separate class except as to voting of Trustees, as otherwise required by the 1940 Act, or if determined by the Trustees to be a matter which affects all Series. As to any matter which does not affect the interest of a particular Series, only investors in the one or more affected Series are entitled to vote. The Trust is not required and has no current intention of holding annual meetings of investors, but the Trust will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote.

      The Trust's Declaration of Trust may be amended without the vote of investors, except that investors have the right to approve by affirmative majority vote any amendment which would affect their voting rights, alter the procedures to amend the Declaration of Trust, or as required by law or by the Trust's registration statement, or as submitted to them by the Trustees. Any amendment submitted to investors which the Trustees determine would affect the investors of any Series shall be authorized by vote of the investors of such Series and no vote will be required of investors in a Series not affected.

      The Trust or any Series (including the Portfolio) may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved
(a) at a meeting of investors by investors representing the lesser of (i) 67% or more of the beneficial interests in the affected Series present of represented at such meeting, if investors in more than 50% of all such beneficial interests are present or represented by proxy, or (ii) more than 50% of all such beneficial interests, or (b) by an instrument in writing without a meeting, consented to by investors representing not less than a majority of the beneficial interests in the affected Series. The Trust or any Series (including any Portfolio) may also be terminated (i) upon liquidation and distribution of its assets if approved by the vote of two thirds of its investors (with the vote of each being in proportion to the amount of its investment), (ii) by the Trustees by written notice to its investors, or (iii) upon the bankruptcy or expulsion of an investor in the affected Series, unless the investors in such Series, by majority vote, agree to continue the Series. The Trust will be dissolved upon the dissolution of the last remaining Series.

      The Trust's Declaration of Trust provides that obligations of the Trust are not binding upon the Trustees individually but only upon the property of the Trust and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

      The Trust's Declaration of Trust further provides that it will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Trust, unless, as to liability to the Trust or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Trust. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

Item 19.  Purchase, Redemption and Pricing of Securities.

      Beneficial interests in each Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in each Portfolio may only be made by investment companies, common or commingled trust funds or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

      The net asset value of each Portfolio (i.e., the value of its securities and other assets less its liabilities, including expenses payable or accrued) is determined each day during which the New York Stock Exchange (the "Exchange") is open for trading ("Business Day"). As of the date of this Registration Statement, the Exchange is open for trading every weekday except for the following holidays (or the days on which they are observed): New Year's Day, Martin Luther King Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. This determination of net asset value of each Portfolio is made once each day as of the close of regular trading on the Exchange (normally 4:00 p.m. Eastern time). As set forth in more detail below, purchases and withdrawals will be effected at the time of determination of net asset value next following the receipt of any purchase or withdrawal order.

      For the purpose of calculating a Portfolio's net asset value, all assets and liabilities initially expressed in non-U.S. currencies will be converted into U.S. dollars at the prevailing market rates at the time of valuation. Equity securities are valued at the last sale price on the exchange on which they are primarily traded or on the NASDAQ system for unlisted national market issues, or at the last quoted bid price for securities in which there were no sales during the day or for unlisted securities not reported on the NASDAQ system. Securities listed on a foreign exchange generally are valued at the last quoted sale price available before the time when net assets are valued. Bonds and other fixed income securities (other than short-term obligations) are valued on the basis of valuations furnished by a pricing service, use of which has been approved by the Board of Trustees of the Trust. In making such valuations, the pricing service utilizes both dealer-supplied valuations and electronic data processing techniques that take into account appropriate factors such as institutional-size trading in similar groups of securities, yield, quality, coupon rate, maturity, type of issue, trading characteristics and other market data, without exclusive reliance upon quoted prices or exchange or over-the-counter prices, since such valuations are believed to reflect more accurately the fair value of such securities. Short-term obligations (maturing in 60 days or less) are valued at amortized cost, which constitutes fair value as determined by the Board of Trustees. Futures contracts are normally valued at the settlement price on the exchange on which they are traded. Securities for which there are no such valuations are valued at fair value as determined in good faith by or at the direction of the Board of Trustees.

      Trading in securities on most foreign exchanges and over-the-counter markets is normally completed before the close of regular trading on the Exchange and may also take place on days on which the Exchange is closed. If events materially affecting the value of foreign securities occur between the time when the exchange on which they are traded closes and the time when a Portfolio's net asset value is calculated, such securities may be valued at fair value in accordance with procedures established by and under the general supervision of the Board of Trustees.

      Interest income on long-term obligations held for a Portfolio is determined on the basis of interest accrued plus amortization of "original issue discount" (generally, the difference between issue price and stated redemption price at maturity) and premiums (generally, the excess of purchase price over stated redemption price at maturity). Interest income on short-term obligations is determined on the basis of interest accrued less amortization of premium.

      Each investor in a Portfolio may add to or withdraw from its investment in the applicable Portfolio on each Business Day. As of the close of regular trading on the Exchange, on each Business Day, the value of each investor's beneficial interest in a Portfolio is determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, that represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or withdrawals, that are to be effected on that day, are then effected. The investor's percentage of the aggregate beneficial interests in the Portfolio is then re-computed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the close of regular trading on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the same time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined is then applied to determine the value of the investor's interest in the Portfolio as of the close of regular trading on the following Business Day of the Portfolio.

      Subject to compliance with applicable regulations, the Trust has reserved the right to pay the redemption price of beneficial interests in a Portfolio, either totally or partially, by a distribution in kind of readily marketable securities (instead of cash). The securities so distributed would be valued at the same amount as that assigned to them in calculating the net asset value for the beneficial interests being sold. If a holder of beneficial interests received a distribution in kind, such holder could incur brokerage or other charges in converting the securities to cash.

      The Trust may suspend the right of redemption or postpone the date of payment for beneficial interests in a Portfolio more than seven days during any period when (a) trading in the markets the Portfolio normally utilizes is restricted, or an emergency, as defined by the rules and regulations of the SEC, exists making disposal of the Portfolio's investments or determination of its net asset value not reasonably practicable; (b) the Exchange is closed (other than customary weekend and holiday closings); or (c) the SEC has by order permitted such suspension.

Item 20.  Tax Status.

      The Trust is organized as a New York trust. The Portfolios are not subject to any income or franchise tax in the State of New York or the Commonwealth of Massachusetts. However each investor in a Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Trust) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with the Code, and regulations promulgated thereunder.

      Under interpretations of the Internal Revenue Service (1) each Portfolio will be treated for federal income tax purposes as a partnership which is not a publicly traded partnership and (2) for purposes of determining whether an investor in a Portfolio satisfies requirements of Subchapter M of the Code, the investor will be deemed to own a proportionate share of the Portfolio's assets and will be deemed to be entitled to the Portfolio's income attributable to that share. The Trust has advised the initial investors that it intends to conduct its operations so as to enable investors to satisfy those requirements.

      Each Portfolio, since it is taxed as a partnership, is not subject to federal income taxation. Instead, an investor must take into account, in computing its federal income tax liability, its share of the Portfolio's income, gains, losses, deductions, credits and tax preference items, without regard to whether it has received any cash distributions from the Portfolio.

      Withdrawals by investors from a Portfolio generally will not result in their recognizing any gain or loss for federal income tax purposes, except that
(1) gain will be recognized to the extent that any cash distributed exceeds the basis of the investor's interest in the Portfolio prior to the distribution,
(2) income or gain will be realized if the withdrawal is in liquidation of the investor's entire interest in the Portfolio and includes a disproportionate share of any unrealized receivables held by the Portfolio, and (3) loss will be recognized if the distribution is in liquidation of that entire interest and consists solely of cash and/or unrealized receivables. The basis of an investor's interest in a Portfolio generally equals the amount of cash and the basis of any property that the investor invests in the Portfolio, increased by the investor's share of income from the Portfolio and decreased by the amount of any cash distributions and the basis of any property distributed from the Portfolio.

      The Portfolios' taxable year-end will be December 31. Although, as described above, a Portfolio will not be subject to federal income tax, it will file appropriate income tax returns.

      It is intended that each Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code.

      There are certain tax issues that will be relevant to only certain of the investors, specifically investors that are segregated asset accounts and investors who contribute assets rather than cash to a Portfolio. It is intended that such segregated asset accounts will be able to satisfy diversification requirements applicable to them and that such contributions of assets will not be taxable provided certain requirements are met. Such investors are advised to consult their own tax advisors as to the tax consequences of an investment in a Portfolio.


Item 21. Underwriters.

      Not applicable.


Item 22.  Calculations of Performance Data.

      Not applicable.

Item 23.  Financial Statements.

      The financial statement of the Trust as of December 1997, have been filed with the Securities and Exchange Commission as part of the Trust's annual report pursuant to Section 30(b) of the 1940 Act and Rule 30b2-1 thereunder, and are hereby incorporated herein by reference from such report. A copy of such report will be provided without charge to each person receiving this Part B.

                                   APPENDIX A

                        DESCRIPTION OF SECURITY RATINGS

STANDARD & POOR'S

  Corporate and Municipal Bonds

      AAA--An obligation rated AAA has the highest rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

      AA--An obligation rated AA differs from the highest rated obligations only in a small degree. The obligor's capacity to meet its financial commitment on the obligation is very strong.

      A--An obligation rated A is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. However, the obligor's capacity to meet its financial commitment on the obligation is still strong.

      BBB--An obligation rated BBB exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

      BB--An obligation rated BB is less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial or economic conditions which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation.

      Plus (+) or minus (-)--The ratings from AA to BB may be modified by the addition of a plus or minus sign to show relative standing within the major ratings categories.

  Commercial Paper, including Tax Exempt

      A-1--A short-term obligation rated A-1 is rated in the highest category by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is strong. Within this category, certain obligations are designated with a plus sign (+). This indicates that the obligor's capacity to meet its financial commitment on these obligations is extremely strong.

      A-2--A short-term obligation rated A-2 is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rating categories. However, the obligor's capacity to meet its financial commitment on the obligation is satisfactory.

      A-3--A short-term obligation rated A-3 exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

MOODY'S

  Corporate and Municipal Bonds

      Aaa--Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged". Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

      Aa--Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risk appear somewhat larger than the Aaa securities.

      A--Bonds which are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future.

      Baa--Bonds which are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

      Ba--Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

  Commercial Paper

      PRIME-1--Issuers rated Prime-1 (or supporting institutions) have a superior ability for repayment of senior short-term debt obligations. Prime-1 repayment ability will often be evidenced by many of the following characteristics:

      --   Leading market positions in well established industries.
      --   High rates of return on funds employed.
      --   Conservative capitalization structure with moderate reliance on debt and ample asset protection.
      --   Broad margins in earnings coverage of fixed financial charges and high internal cash generation.
      --   Well-established access to a range of financial markets and assured sources of alternate liquidity.

                                     PART C

                               OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)   Financial Statements:

      The financial statements incorporated by reference into Part B are as follows:

      DIVERSIFIED INVESTORS PORTFOLIOS
      Statements of Assets and Liabilities at December 31, 1997.
      Statements of Operations For the Year Ended December 31, 1997.
      Statements of Changes in Net Assets For the Years Ended December 31, 1997
        and December 31, 1996.
      Portfolio of Investments at December 31, 1997.
      Notes to Financial
      Statements at December 31, 1997.
      Financial Highlights.
      Report of Independent Accountants.


(b)   Exhibits:

      1.     Declaration of Trust of the Registrant. (1)

      2.     By-Laws of the Registrant. (1)

      5(a). Form of Investment Advisory Agreement between the Registrant and Diversified Investment Advisors, Inc. ("Diversified"). (1)

      5(b).  Form of Investment Subadvisory Agreement. (1)

      8. Form of Custodian Contract between the Registrant and Investors Bank & Trust Company. (1)

      13.    Investment representation letters from initial investors. (1)

      17.    Financial Data Schedules. (*)
--------------------------
(1) Incorporated herein by reference from the Registrant's Registration Statement (the "Registration Statement") on Form N-1A (File No. 811-8272) as filed with the U.S. Securities and Exchange Commission (the "Commission") on April 30, 1997.

(*)   Filed herewith.

ITEM 25. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

      Not Applicable.


ITEM 26. NUMBER OF HOLDERS OF SECURITIES.

                                                    NUMBER OF RECORD
                                                       HOLDERS AS OF
TITLE OF CLASS                                         APRIL 15, 1998

Money Market                                                   11
High Quality Bond                                               9
Intermediate Government Bond                                    9
Government/Corporate Bond                                      10
High-Yield Bond                                                 8
Balanced                                                        9
Equity Income                                                  10
Equity Value                                                    9
Growth & Income                                                 8
Equity Growth                                                   9
Special Equity                                                 10
Aggressive Equity                                               8
International Equity                                            8


ITEM 27. INDEMNIFICATION.

      Reference is made to Article V of the Registrant's Declaration of Trust, incorporated by reference from the registration statement on Form N1-A of Diversified Investors Portfolios (File No. 811-8272) as filed with the Securities and Exchange Commission on April 30, 1997.

      The Trustees and officers of the Registrant and the personnel of the Registrant's administrator are insured under an errors and omissions liability insurance policy. The Registrant and its officers are also insured under a fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940, as amended.

ITEM 28.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

    Diversified Investment Advisors, Inc. ("Diversified") is an indirect, wholly-owned subsidiary of AEGON USA, Inc., a financial services holding company whose primary emphasis is life and health insurance and annuity and investment products. AEGON is an indirect, wholly-owned subsidiary of AEGON nv, a Netherlands corporation which is a publicly traded international insurance group.

    Information as to the name, address and principal business of the directors and executive officers of Diversified is included in its Form ADV as filed with the Commission, and such information is hereby incorporated herein by reference from such Form ADV.

ITEM 29.  PRINCIPAL UNDERWRITERS.

      Not applicable.

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS.

Diversified Investors Portfolios
4 Manhattanville Road
Purchase, New York 10577

Diversified Investment Advisors, Inc.
4 Manhattanville Road
Purchase, New York 10577

Diversified Investors Securities Corp.
4 Manhattanville Road
Purchase, New York 10577

Investors Bank & Trust Company
89 South Street
Boston, Massachusetts 02205-1537

ITEM 31.  MANAGEMENT SERVICES.

      Not applicable.

ITEM 32.  UNDERTAKINGS.

      Not applicable.

                                   SIGNATURES

      Pursuant ot the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Westchester and the State of New York, on the 30th day of April, 1998.

                               DIVERSIFIED INVESTORS PORTFOLIOS


                               By: /s/  Robert F. Colby
                                   -------------------------------
                                   Robert F. Colby
                                   Secretary

                                  EXHIBIT LIST



EXHIBIT NO.     DESCRIPTION

17.             Financial Data Schedules.